    As filed with the Securities and Exchange Commission on March 14, 2005
                                                     Registration No. 333-121460

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM SB-2/A
                                  (AMENDMENT NO. 1)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                     AMERICAN ORIENTAL BIOENGINEERING, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


        Nevada                        2023                     84-0605867
-----------------------    --------------------------    -----------------------
(State or jurisdiction         (Primary Standard            (I.R.S. Employer
   of incorporation        Industrial Classification       Identification No.)
   or organization)               Code Number)


           NO. 308 XUEFU ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
                             TEL: (86-451) 8666-6601
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


           NO. 308 XUEFU ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086
                             TEL: (86-451) 8666-6601
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                             Beckley Singleton CHTD
                                Attorneys at Law
                          530 Las Vegas Boulevard South
                             Las Vegas, Nevada 89101
                               Tel. (702) 385-3373
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:
                              Howard H. Jiang, Esq.
                                Baker & McKenzie
                                805 Third Avenue
                            New York, New York 10022
                               Tel. (212) 751-5700
                            ------------------------

        Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed Maximum        Proposed Maximum           Amount of
 Title of Securities to        Amount to be        Offering Price Per      Aggregate Offering        Registration
      be Registered             Registered              Share(1)                Price (1)               Fee(5)
-------------------------  --------------------  -----------------------  ---------------------  --------------------
 Shares of common stock,        6,000,000                $1.57                 $ 9,420,000            $1,108.73
   $.001 par value per
        share(2)

 Shares of common stock         7,500,000                $1.57                 $11,775,000            $1,385.92
   underlying Class A
       warrants(3)

 Shares of common stock         3,000,000                $1.57                 $ 4,710,000            $  554.37
   underlying Class B
       warrants(4)

          Total                16,500,000                $1.57                 $25,905,000            $3,049.02

   (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on December 15, 2004, which was $1.57 per share.

   (2) Represents 6,000,000 shares issued by us pursuant to a private placement in November 2004.

   (3) Represents 7,500,000 shares issuable upon the exercise of Class A warrants issued in the private placement in November 2004, among which 1,500,000 shares issuable upon the exercise of Class A warrants were issued to Westminster Securities Corp. for its services as our placement agent in the private placement.

   (4) Represents 3,000,000 shares issuable upon the exercise of Class B warrants issued in the private placement in November 2004.

   (5)    Calculated using $117.70 per million dollars.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, dated March 14, 2005

                                   PROSPECTUS

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                 The Resale of 16,500,000 Shares of Common Stock

        We are registering 16,500,000 shares of our common stock on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus.

        The selling shareholders may sell the stock from time to time in the over-the-counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received proceeds from the sale of our common stock under the private placement in November, 2004 as described in this prospectus. We may also receive proceeds from the exercise of certain warrants held by some of the selling shareholders, of which the underlying shares are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.

        Our common stock is quoted on the OTC Bulletin Board under the symbol "AOBO.OB." On December 15, 2004, the average of the bid and asked prices of our common stock was $1.57 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS MARCH 14, 2005

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

        The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .......................................................     3

     About Our Company ...................................................     3
     Our Recent Acquisition ..............................................     3
     About Our Revenues ..................................................     4
     About Our Products ..................................................     4
     The Offering ........................................................     5

RISK FACTORS .............................................................     6

USE OF PROCEEDS ..........................................................    15

SELLING SHAREHOLDERS .....................................................    15

     Our Recent Private Placement ........................................    19

PLAN OF DISTRIBUTION .....................................................    20

MANAGEMENT ...............................................................    21

     Directors and Executive Officers ....................................    21
     Employment Agreements ...............................................    23

BUSINESS .................................................................    25

     Our Products ........................................................    27
     Production Facilities And Equipment .................................    27
     Regulatory Environment ..............................................    29
     Litigation ..........................................................    30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS ....................................    30

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
  ACCOUNTING AND FINANCIAL DISCLOSURE ....................................    38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...........................    39

MARKET INFORMATION .......................................................    39

DIVIDEND POLICY ..........................................................    39

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...........    40

DESCRIPTION OF PROPERTY ..................................................    40

DESCRIPTION OF SECURITIES ................................................    40

     Common Stock ........................................................    40
     Preferred Stock .....................................................    41
     Dividends ...........................................................    41
     Warrants ............................................................    41

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS ........................    42

EXPERTS ..................................................................    42

TRANSFER AGENT ...........................................................    43

LEGAL MATTERS ............................................................    43

ADDITIONAL INFORMATION ...................................................    43

FINANCIAL STATEMENTS .....................................................   F-1

                               PROSPECTUS SUMMARY

        This prospectus summary contains information about our company, our finances, our products and our recent private placement that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading "Risk Factors" and the information contained in the Financial Statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

        Unless otherwise indicated, all share and per share data in this prospectus (1) do not give effect to shares issuable upon exercise of outstanding options and warrants; and (2) do not give effect to shares reserved for issuance under our 2003 Stock Option Plan. Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (RMB), the currency of the People's Republic of China. For purposes of this prospectus, a conversion rate of US$1.00 to RMB8.30 was utilized. There is no assurance that RMB amounts could have been or could be converted into US dollars at that rate.

        As used in this prospectus, "we", "us", "our", "AOBO" or "our company" refers to American Oriental Bioengineering, Inc. and all of its subsidiaries and affiliated companies.

ABOUT OUR COMPANY

        Our company was first founded as Champion Ventures, Inc. on November 30, 1970 under the laws of the State of Nevada. In May of 1999, it merged with another Nevada company, Internet Golf association, Inc. ("Internet Golf"), with the latter becoming the surviving entity. On June 26, 2002, through a share exchange, Internet Golf became the sole owner of Harbin Three Happiness Bioengineering Co., Ltd., a company organized under the laws of the People's Republic of China, to which we refer in this prospectus as Harbin Bioengineering. Our company then changed its name into American Oriental Bioengineering, Inc. AOBO has subsequently become and is presently engaged in the development and production of pharmaceutical and health supplement products and traditional Chinese medicinal products that combine modern bio-technology and traditional Chinese medical technology. AOBO has developed a series of biotech products marketed in China.

        The shares of common stock of our company are currently quoted on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol AOBO.OB. We have applied for a listing on the American Stock Exchange and our listing application has been accepted. We are being considered for approval of such listing application although no assurance can be given in this regard.

        Although to date we have been successful in developing our business and products, we face many challenges typically faced by a growing company, including limited access to capital, competition, research and development risks, among many other risks. Our inability to overcome these risks could have an adverse effect on our operations, financial condition and prospects.

        Our principal executive office is located at No. 308 Xuefu Road, Nangang District, Harbin, China, 150086, and our telephone number is (+)86-451-8666-6601.

OUR RECENT ACQUISITION

        On September 8, 2004, our board of directors approved our acquisition of Heilongjiang Songhuajiang Pharmaceutical Limited ("HSPL"), a Chinese state-owned pharmaceutical company with an operating history of approximately fifty years and a product line of approximately seventy products. We paid a cash purchase price of $7,229,000 and assumed all the liabilities of HSPL, including without limitation its existing bank loan with the outstanding balance of approximately $3,614,000.

ABOUT OUR REVENUES

        Our revenues for the year ended December 31, 2003 increased by 105% from $10,199,756 in the year ended December 31, 2002 to $20,862,709. Our gross profit increased by 112% from $6,291,684 of 2002 to $13,349,697 in 2003. The cost of our revenues also increased by 92% for the same period. The primary reason for the increase in revenues, gross profits and cost of revenues was the increase of sales of our products.

        For the quarter ended September 30, 2004 our revenues increased by $1,945,987 or 36% as compared to the corresponding period of the prior year. This increase is attributed primarily to (1) increased sales of existing products, and (2) the development of new product lines from newly acquired soybean protein peptide project.

ABOUT OUR PRODUCTS

        We have over one hundred products that can be divided into three categories: the herbal-based pharmaceuticals, the soybean peptide series, and the health supplements.

        The herbal-based pharmaceuticals include Cease-Enuresis Soft Gel, a prescription remedy for chronic bedwetting and nighttime urination; Blood SugarDex<7, a medicine that is used for regulating the blood sugar balance for people with diabetic symptoms; and Double Ginseng Yishen Grain, a medicine that is used for immune system disorder.

        Our soybean protein peptide products are based on soybean peptides that consist of a combination of enzymes that can be absorbed by human body. Soybean peptides are derived from soybeans through a biochemical engineering process involving cutting, decomposition, conversion and synthesis of soybean protein. Soybean peptides can be made into various tablets and powders for daily intake and can also be used as an additive in various foods and beverages, including milk, tea and coffee.

        Our health supplements include beverages containing different vitamins and amino acids.

ABOUT OUR RECENT PRIVATE PLACEMENT

        On November 23, 2004, we entered into a stock subscription agreement, to which we refer as the Subscription Agreement, with eighty-five (85) accredited investors, to which we collectively refer as the Subscribers. Pursuant to the Subscription Agreement, the Subscribers purchased six million (6,000,000) shares of AOBO's common stock at a per share purchase price of $1.00 in a private placement.

        Upon the execution of the Subscription Agreement, we also issued to the Subscribers (i) ten (10) Class A warrants and (ii) five (5) Class B warrants for every ten (10) Shares purchased by them under the Subscription Agreement. The exercise price of the Class A warrants is $0.85 per share and the exercise price of the Class B warrants is $1.60 per share. Pursuant to the warrants, the Subscribers are entitled to purchase an aggregate of six million (6,000,000) shares of Class A common stock and three million (3,000,000) shares of Class B common stock. The warrants will expire three (3) years from the effectiveness of the registration statement of which this prospectus is a part, and contain a cashless exercise provision. See also "Selling Shareholders."

        Westminster Securities Corp. acted as our placement agent in the private placement described above. In consideration of Westminster's services, we issued to Westminster or its designees 1,500,000 Class A warrants representing the right to purchase up to 1,500,000 shares of our Class A common stock under the same terms as described in the preceding paragraph.

        Pursuant to the Subscription Agreement, we are required to file with the Commission a registration statement, which registers all the shares of common stock and the shares underlying the warrants issued or issuable to the Subscribers and Westminster in the private placement, in an aggregate, 16,500,000 shares.

                                  THE OFFERING

Common stock outstanding prior to this offering
(at November 1, 2004)                                      33,631,827
Common stock being offered for resale to the public        (1) 16,500,000
Common stock outstanding after this offering               (1) 50,131,827

Percentage of common stock outstanding following this      32.9%
offering  that shares being offered for resale represent

Total proceeds raised by offering:                         We will not receive any proceeds from the resale of
                                                           our common stock pursuant to this offering. We have
                                                           received $6 million  in  gross proceeds from the
                                                           subscribers under the Subscription Agreement. We may
                                                           also  receive some proceeds  if any of the selling
                                                           shareholders exercise their warrants through cash
                                                           exercise.

Use of proceeds:                                           Any proceeds we may receive will be used for acquisition
                                                           of businesses and general corporate purposes.

(1) Assumes that all of the shares being registered will be issued pursuant to the Subscription Agreement.

                                  RISK FACTORS

        An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR COMPANY

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES.

        In order to maximize potential growth in our current and potential markets, we believe that we must expand our manufacturing and marketing operations. We have been experiencing over one hundred per cent (100%) growth in our revenues over the last year, however, there can be no assurance that we will be able to maintain such growth or any growth of our business. To fund our anticipated expansion, we need an increased amount of working capital. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

        Since the acquisition of Heilongjiang Songhuajiang Pharmaceutical Company Limited in September, 2004, we have continued to investigate possible additional acquisition for 2005 . We intend to use the net proceeds from the recent $6 million raised and our retained earnings as well as our common stock, if possible, to fund such potential acquisitions. If and when we identify potential additional acquisition targets, we will issue timely disclosure statements.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES IN ACHIEVING OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

        Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

        As we implement our plan to expand into additional markets, we may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

        If we cannot obtain additional funding, we may be required to:

                o     reduce our investments in research and development;

                o     limit our marketing efforts; and

                o     decrease or eliminate capital expenditures.

        Such reductions could materially adversely affect our business and our ability to compete.

        Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

WE MAY HAVE DIFFICULTY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS FROM INFRINGEMENT.

        We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received trademark and patent protection for our products in the People's Republic of China. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantage to us. There can be no assurance that we will be able to obtain a license from a third-party technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

        Presently we sell our products mainly in China and export a very small portion of our food related products to Japan and South Korea, China will remain our primary market for the foreseeable future. We are looking at the market in Hong Kong and are studying the market in the United States, but we do not have immediate plans to market our product in the United States or enter into any other countries or regions." Other than in China, we have not applied for any trademark or patent protection in these countries but intended to do so in the near future. Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

WE DEPEND ON THE SUPPLY OF RAW MATERIALS, AND ANY ADVERSE CHANGES IN SUCH SUPPLY OR THE COSTS OF RAW MATERIALS MAY ADVERSELY AFFECT OUR OPERATIONS.

        We currently obtain all of our raw materials from various farms in the Northeast region of China and a few herbal medicine farms in North China and are, therefore, dependent on the stable and reliable supply of such raw materials in these regions. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in North and Northeast China, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

        We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. One of our main competitors is Cheung Kong Life Science, a listed company in Hong Kong that produces immune-system-boosting health drinks similar to what we have produced. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

THE PRODUCTS AND THE PROCESSES WE USE COULD EXPOSE US TO SUBSTANTIAL LIABILITY.

        We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any problems associated with claims by users of our products. However, that does not mean that we will not have any problems with respect to our products in the future. We currently carry insurance policies which are customary for enterprises in China providing for total coverage of approximately $6.6 million, including property coverage of approximately $6 million, transport vehicles of approximately $216,000, and workers' medical and accident coverage of approximately $361,000. There are no special restrictions or exceptions attached to this coverage other than fraudulent or criminal conducts on part of the claimant. We do not carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD HARM OUR BUSINESS.

        We place substantial reliance upon the efforts and abilities of our executive officers, Tony Liu, our Chairman and Chief Executive Officer; Lily Li, our Chief Financial Officer and Chief Operations Officer, Min Jun, vice president and director; and Li Binsheng, director. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals. None of our executive officers received compensation from us for year 2001 and 2002 due to their desire to put our company's growth above their personal compensation in their capacity as founders of the business. They started receiving compensation in year 2003. In March 2004 we entered into employment agreements with each of our four key executive officers. For a discussion of the terms of these agreements, please see "Management--Employment Agreements."

WE MAY NEVER PAY ANY DIVIDENDS TO OUR SHAREHOLDERS.

        We did not declare any dividends for the year ended December 31, 2003. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

THERE COULD BE CHANGES IN GOVERNMENT REGULATIONS TOWARDS THE PHARMACEUTICAL AND HEALTH SUPPLEMENT INDUSTRIES THAT MAY ADVERSELY AFFECT OUR BUSINESS.

        The manufacture and sale of pharmaceutical products in the PRC is heavily regulated by many state, provincial and local authorities. These regulations significantly increased the difficulty and costs involved in obtaining and maintaining regulatory approvals for marketing new and existing products. Our future growth and profitability depend to a large extent on our ability to obtain regulatory approvals.

        The State Food and Drug Administration of China recently implemented new guidelines for licensing of pharmaceutical products. All existing manufacturers with licenses, which are currently valid under the previous guidelines, are required to apply for the Good Manufacturing Practices ("GMP") certifications by June 30, 2004, and to receive approvals by December 31, 2004. We have received our certifications. However, should we fail to receive or maintain the GMP certifications under the new guidelines in the future, our businesses would be materially and adversely affected.

        Moreover, the laws and regulations regarding acquisitions of the pharmaceutical industry in the PRC may also change and may significantly impact our ability to grow through acquisitions.

        CERTAIN POLITICAL AND ECONOMIC CONSIDERATIONS RELATING TO PRC COULD ADVERSELY AFFECT OUR COMPANY.

        The PRC has a planned economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

THE RECENT NATURE AND UNCERTAIN APPLICATION OF MANY PRC LAWS APPLICABLE TO US CREATE AN UNCERTAIN ENVIRONMENT FOR BUSINESS OPERATIONS AND THEY COULD HAVE A NEGATIVE EFFECT ON US.

        The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

        The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

        Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

        Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

        Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

        Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, there can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

        AOBO's wholly owned subsidiary, Harbin Bioengineering is an FIE to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

IT MAY BE DIFFICULT TO EFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

        As our operations are presently based in China and our key directors and officers reside in China, service of process on our company and our key directors and officers may be difficult to effect within the United States. Also, our main assets are located in China and any judgment obtained in the United States against us may not be enforceable outside the United States.

RISKS RELATING TO THE INTERNATIONAL MARKETS OUR BUSINESS MAY BE AFFECTED BY UNEXPECTED CHANGES IN REGULATORY REQUIREMENTS

        We are subject to many general regulations governing business entities and their behavior in China and in any other jurisdiction in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries and regions, such as Japan, South Korea and Hong Kong, which would limit our international expansion.

WE MAY HAVE DIFFICULTY IN ATTRACTING TALENT IN FOREIGN COUNTRIES.

        As we plan to expand internationally, we will have to attract managerial staff in countries and regions we may enter, such as Hong Kong, Japan, South Korea and the United States. We currently conduct sales to Hong Kong, Japan and South Korea but do not have any operational presence in these locations. We have a representative office in the United States for investor relations and market study. We do not have any immediate plan to expand in any of these countries and regions, beyond what we have done so far. In case the need to expand further arise, we may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede our international expansion.

WE MAY EXPERIENCE CURRENCY FLUCTUATION AND LONGER EXCHANGE RATE PAYMENT CYCLES.

        The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

MOST OF OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OF PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNEMENT AGENCIES.

        Our assets are predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.


RISKS RELATING TO THE OFFERING

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS, UNCERTAINTIES, AND ASSUMPTIONS; OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS.

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Management's Discussion and Analysis." Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

THE MARKET PRICE FOR SHARES OF OUR COMMON STOCK COULD BE VOLATILE, YOU MAY BE UNABLE TO RESELL YOUR SHARES IN THE STOCK MARKET.

        The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment and the open-market trading of our shares in particular. Such market trading may include speculative short-selling by speculators. Investors may be unable to resell their shares in the stock market due to variations in trading volume or other market conditions.

        The high and low price range for our shares of our common stock during the two most recent fiscal years are as follows:

YEAR                          PERIOD                 HIGH              LOW
------------------    ----------------------    --------------    ------------
2003                  First Quarter                  1.160             0.240
                      Second Quarter                 0.840             0.190
                      Third Quarter                  2.350             0.700
                      Fourth Quarter                 4.020             1.750
------------------    ----------------------    --------------    ------------
2004                  First Quarter                  4.900             3.080
                      Second Quarter                 3.430             1.750
                      Third Quarter                  1.780             1.250
                      Fourth Quarter                 1.760             1.230

WE CANNOT GUARANTY THE EXISTENCE OF AN ESTABLISHED PUBLIC TRADING MARKET.

        Although our common stock is quoted on the OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

        o the issuance of new equity securities pursuant to this, or a future, offering;

        o   changes in interest rates;

        o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

        o   variations in quarterly operating results;

        o   change in financial estimates by securities analysts;

        o   the depth and liquidity of the market for our common stock;

        o investor perceptions of our company and the aquaculture industry generally; and

        o   general economic and other national conditions.

        There are short selling activities in the market where our common stock is quoted. Short-selling is market selling position not backed by any possession of the subject shares. Often such short sales are conducted by speculators. Short-selling may further depress our common stock price.

BROKER-DEALER REQUIREMENTS MAY AFFECT THE TRADING AND LIQUIDITY OF SHARES OF OUR COMMON STOCK.

        Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

        Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market.

THE SALE OF MATERIAL AMOUNTS OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

        Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See "Security Ownership of Certain Beneficial Owners and Management" for information about the ownership of common stock by our current executive officers, directors and principal shareholders. As we sell shares of our common stock and issue warrants to the Subscribers pursuant to our Subscription Agreement with them, if and to the extent that the Subscribers sell our common stock, our common stock price may decrease due to the additional shares in the market.

        There are short selling activities in the market where our common stock is quoted. Short-selling is market selling position not backed by any possession of the subject shares. Often such short sales are conducted by speculators. Short-selling may further depress our common stock price.

EXISTING SHAREHOLDERS MAY EXPERIENCE SOME DILUTION.

        The current trading price of our common stock is within a range between
1.230 and 1.760 for the most recent quarter. The holders of the warrants have three years from the effectiveness of this registration statement to exercise their warrants. There are currently 7,500,000 Class A warrants and 3,000,000 Class B warrants outstanding, with exercise prices of $0.85 and $1.60 per share, respectively. Exercise of these warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants.

        Moreover, we may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing shareholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

OUR PRINCIPAL SHAREHOLDERS, CURRENT EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY.

        Our principal shareholders, current executive officers and directors together beneficially own over 54% of our common stock. Accordingly, if acting together, these shareholders may be able to determine the composition of our board of directors, may retain the effective voting power to approve all matters requiring shareholder approval, may prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and may continue to have significant influence over our business. As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder action, including approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. See "Security Ownership of Certain Beneficial Owners and Management" for information about the ownership of common stock by our current executive officers, directors and principal shareholders.

TITLE OF CLASS        NAME AND ADDRESS OF                     AMOUNT AND      PERCENT OF
                      BENEFICIAL OWNER                         NATURE OF           CLASS
                                                              BENEFICIAL
                                                                   OWNER
------------------    --------------------------------    --------------    ------------
Preferred             Tony Liu,                                1,000,000            100%
------------------    --------------------------------    --------------    ------------
Common                Tony Liu,                               16,057,871          40.52%
Common                Jun Min,                                   878,970           2.22%
Common                Lily Li,                                   728,192           1.84%
Common                Binsheng Li,                                49,688           0.13%
Ownership of our common stock by all directors and            17,714,721          44.70%
executive officers as a group

USE OF PROCEEDS

        We are registering these shares pursuant to the registration rights granted to the Subscribers in our recent private placement. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received proceeds from the sale of our common stock to the Subscribers under the private placement of approximately $6,000,000. Net proceeds are approximately $5,400,000 after deducting all expenses of this offering, which are estimated to be approximately $600,000

        We may also receive proceeds from the issuance of shares of common stock to the Subscribers if they exercise their warrants through a cash exercise. If each of the warrants is exercised through a cash exercise, we estimate that we may receive up to additional $11,175,000. We have not allocated a specific purpose to this part of proceeds because we are not sure if we will receive it. However, if we cannot register the shares and warrants issued in the private placement being registered in this registration statement, the warrants may be exercised cashless, in which case, we may not receive any proceeds from the exercise of the warrants.

        We intend to use the net proceeds from this offering, if any, in acquisition of businesses and general corporation purposes. We have identified a few acquisition targets and we are still conducting preliminary due diligence on them. There is no assurance that any of our attempted acquisitions will be accomplished. If not, we will use our net proceeds from this offering for corporate expansion and other general corporate purposes.

                                 USE OF PROCEEDS

        We are registering these shares pursuant to the registration rights granted to the Subscribers in our recent private placement. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received proceeds from the sale of our common stock to the Subscribers under the private placement of approximately $6,000,000. Net proceeds are approximately $5,400,000 after deducting all expenses of this offering, which are estimated to be approximately $600,000.

        We may also receive proceeds from the issuance of shares of common stock to the Subscribers if they exercise their warrants through a cash exercise. If each of the warrants is exercised through a cash exercise, we estimate that we may receive up to additional $11,175,000. We have not allocated a specific purpose to this part of proceeds because we are not sure if we will receive it.

        We intend to use the net proceeds from this offering, if any, in acquisition of businesses and general corporation purposes. We have identified a few acquisition targets and we are still conducting preliminary due diligence on them. There is no assurance that any of our attempted acquisitions will be accomplished. If not, we will use our net proceeds from this offering for corporate expansion and other general corporate purposes.

                              SELLING SHAREHOLDERS

        The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below. When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

        The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us in the private placement that was completed on November 23, 2004. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form SB-2 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of the registration statement on Form SB-2. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or was affiliated with registered broker-dealers.

        Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Percentage of common stock owned after the offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Shareholder   Number of      Number of         Number of       Total number     Total number      Number of      Percentage
                      shares of      shares of         shares of       of securities    of securities     common         of
                      common         common            common          owned prior      being             stock          common
                      stock          stock             stock           to the           registered        owned          stock
                      owned          issuable upon     issuable upon   offering                           after the      owned
                      prior to       the exercise      the exercise                                       offering(1)    after the
                      the            of Class A        of Class B                                                        offering(1)
                      offering       warrants(2)       warrants(2)
-------------------   ------------   --------------    -------------   -------------    --------------    -----------    -----------
Alpha Capital              350,000          350,000          175,000         875,000           875,000         0             0%
Aktiengesellschaft
(Konrad Ackerman
and Rainer Posch)(5)
SRG Capital LLC            200,000          200,000          100,000         500,000           500,000         0             0%
(Edwin Mecake and
Tai May Lee)(5)
Andrew Krauss and           25,000           25,000           12,500          62,500            62,500         0             0%
Sharon Krauss
JTTEN
DAS Consulting              50,000           50,000           25,000         125,000           125,000         0             0%
LLC PSP Pershing
LLC as custodian
FBO Deborah
Salerno TTEE
(Deborah Salerno)(5)
Earnco MPPP                 10,000           10,000            5,000          25,000            25,000         0             0%
(Earnest Mathis)(5)
Joe B. Wolfe (3)            50,000           50,000           25,000         125,000           125,000         0             0%
IRA FBO Angus               50,000           50,000           25,000         125,000           125,000         0             0%
Morrison Pershing
LLC Custodian
Goliath Holdings             5,000            5,000            2,500          12,500            12,500         0             0%
LLC (Micael G.
Mezzapelle)(5)
Robert J. Fendrick          25,000           25,000           12,500          62,500            62,500         0             0%
Samir F. Barakat           250,000          250,000          125,000         625,000           625,000         0             0%
and Claudia
Marseille
James R. Echols Sr.         25,000           25,000           12,500          62,500            62,500         0             0%
Glenn E. Murer             100,000          100,000           50,000         250,000           250,000         0             0%
Charles Lipman              25,000           25,000           12,500          62,500            62,500         0             0%
IRA FBO J. Wayne            50,000           50,000           25,000         125,000           125,000         0             0%
Hill Pershing LLC
as Custodian
Operation Dogbone,          50,000           50,000           25,000         125,000           125,000         0             0%
LLC (Glenn E. Murer)(5)
Richard L Cohen             15,000           15,000            7,500          37,500            37,500         0             0%
Barry Goldstein             50,000           50,000           25,000         125,000           125,000         0             0%
Marc M. Deutsch             10,000           10,000            5,000          25,000            25,000         0             0%
Herbert Arnold             110,000          100,000           50,000         260,000           250,000         0             0%
Duke
John B. Marsala             35,000           35,000           17,500          87,500            87,500         0             0%
Platinum Partners          250,000          250,000          125,000         625,000           625,000         0             0%
Value Arbitrage
Fund LP
(Mark Nordlicht)(5)
IRA FBO James G.            25,000           25,000           12,500          62,500            62,500         0             0%
MacDonald Jr.
Pershing LLC as
Custodian
Robert T. Kolb              25,000           25,000           12,500          62,500            62,500         0             0%
Pension Plan &
Trust (Robert T. Kolb)(5)
Barry Honig                 25,000           25,000           12,500          62,500            62,500         0             0%
Giovanni Gabriele           25,000           25,000           12,500          62,500            62,500         0             0%
and Antonia
Gabriele JTWROS
Judith Phillips             25,000           25,000           12,500          62,500            62,500         0             0%
Michael Harvey &            25,000           25,000           12,500          62,500            62,500         0             0%
Lyn Harvey
IRA FBO Jeffrey J.          15,000           15,000            7,500          37,500            37,500         0             0%
McLaughlin
Pershing LLC as
Custodian Rollover
Account
IRA FBO James W.            33,000           33,000           16,500          82,500            82,500         0             0%
Krause Pershing
LLC as Custodian
Rollover Account
Thomas Kroeger              18,000           18,000            9,000          45,000            45,000         0             0%
Mark Krakowski              23,000           23,000           11,500          57,500            57,500         0             0%
SOS Resource                25,000           25,000           12,500          62,500            62,500         0             0%
Services (Salvatore
Russo)(5)

                                                                -16-

Selling Shareholder   Number of      Number of         Number of       Total number     Total number      Number of      Percentage
                      shares of      shares of         shares of       of securities    of securities     common         of
                      common         common            common          owned prior      being             stock          common
                      stock          stock             stock           to the           registered        owned          stock
                      owned          issuable upon     issuable upon   offering                           after the      owned
                      prior to       the exercise      the exercise                                       offering(1)    after the
                      the            of Class A        of Class B                                                        offering(1)
                      offering       warrants(2)       warrants(2)
-------------------   ------------   --------------    -------------   -------------    --------------    -----------    -----------
IRA FBO Susan B.            10,000           10,000            5,000          25,000            25,000         0             0%
Wolfe Pershing
LLC as Custodian
Advocates Rx Inc.           50,000           50,000           25,000         125,000           125,000         0             0%
Profit Sharing Plan
(David R. Holbrooke)(5)
Frederick G. Wedell         70,000           70,000           35,000         175,000           175,000         0             0%
Gail Flynn                  25,000           25,000           12,500          62,500            62,500         0             0%
Meadowbrook                100,000          100,000           50,000         250,000           250,000         0             0%
Opportunity Fund
LLC (Michael Ragins)(5)
Anthony                     77,000           77,000           38,500         192,500           192,500         0             0%
DiBenedetto
Richard Louise (3)          12,000           10,000            5,000          27,000            25,000         0             0%
Jonathan B. Dangar           7,500            7,500            3,750          18,750            18,750         0             0%
(3)
Nancy Elaine                10,000           10,000            5,000          25,000            25,000         0             0%
McGovern Living
Trust Dated 7-28-
2000 (3)
Barron Partners LP         500,000          500,000          250,000       1,250,000         1,250,000         0             0%
Andrew B. Warden)(5)
Quarum Capital              20,000           20,000           10,000          50,000            50,000
LLC (Dennis Ringer)(5)
Gabriel M. Zeitouni         10,000           10,000            5,000          25,000            25,000         0             0%
Alan R. Cohen               25,000           25,000           12,500          62,500            62,500         0             0%
Vestcap                    100,000          100,000           50,000         250,000           250,000         0             0%
International
Management, Ltd.
(Rima Salam)(5)
Harvey Edward               10,000           10,000            5,000          25,000            25,000         0             0%
Hales
The Chase Family            50,000           50,000           25,000         125,000           125,000         0             0%
Trust (3)
(Nancy J. Chase)(3)(5)
SF Capital Partners        500,000          500,000          250,000       1,250,000         1,250,000         0             0%
Ltd.
(Michael A. Roth and
Brian J. Stark)(5)
Kellogg Capital             50,000           50,000           25,000         125,000           125,000         0             0%
Group LLC
(Matthew Brand)(5)
Michael P. Ross             50,000           50,000           25,000         125,000           125,000         0             0%
Neurnberger                 25,000           25,000           12,500          62,500            62,500         0             0%
Kapitalverwaltung
(Ralt P. Schwarz)(5)
Jeffrey J.                  15,000           15,000            7,500          37,500            37,500         0             0%
McLaughlin
W. Cobb Hazelrig           100,000          100,000           50,000         250,000           250,000         0             0%
F&J Partnership             50,000           50,000           25,000         125,000           125,000         0             0%
(Alex W. Jones, Jr.)(5)
Vision Capital             150,000          150,000           75,000         375,000           375,000         0             0%
Advisors
(Adam Benowitz)(5)
Tiberius                   300,000          300,000          150,000         750,000           750,000         0             0%
Investments &
Capital
(Navin Dadlani)(5)
Enable Growth              100,000          100,000           50,000         250,000           250,000         0             0%
Partners LP
(Mitch Levine)(5)
Gryphon Master             250,000          250,000          125,000         625,000           625,000         0             0%
Fund, LP
(E.B. Lyon IV)(5)
GSSF Master Fund,          250,000          250,000          125,000         625,000           625,000         0             0%
LP (E.B. Lyon IV)(5)
Frank L. Kramer             50,000           50,000           25,000         125,000           125,000         0             0%
RES Limited                100,000          100,000           50,000         250,000           250,000         0             0%
(Evelyn J. Cann
and Scott Godet)(5)
Charles M. Carlson          10,000           10,000            5,000          25,000            25,000         0             0%
Terrance J.                 10,000           10,000            5,000          25,000            25,000         0             0%
Szymanski
Seven Oaks Ridge           100,000          100,000           50,000         250,000           250,000         0             0%
(Mark Bogisian)(5)
John Rini                   25,000           25,000           12,500          62,500            62,500         0             0%

                                                                -17-

Selling Shareholder   Number of      Number of         Number of       Total number     Total number      Number of      Percentage
                      shares of      shares of         shares of       of securities    of securities     common         of
                      common         common            common          owned prior      being             stock          common
                      stock          stock             stock           to the           registered        owned          stock
                      owned          issuable upon     issuable upon   offering                           after the      owned
                      prior to       the exercise      the exercise                                       offering(1)    after the
                      the            of Class A        of Class B                                                        offering(1)
                      offering       warrants(2)       warrants(2)
-------------------   ------------   --------------    -------------   -------------    --------------    -----------    -----------
Ajay Ahuja, M.D.            10,000           10,000            5,000          25,000            25,000         0             0%
Kevin T. Nini               10,000           10,000            5,000          25,000            25,000         0             0%
Robert G. Rex                5,000            5,000            2,500          12,500            12,500         0             0%
Joseph J. Jillson           75,000           75,000           37,500         187,500           187,500         0             0%
Brad Gibson                 30,000           30,000           15,000          75,000            75,000         0             0%
Asset Managers             400,000          400,000          200,000       1,000,000         1,000,000         0             0%
International
Limited
(Oskar P. Lewnowski
and William F. Maycock)(5)
Scott Bowman (3)             5,000            5,000            2,500          12,500            12,500         0             0%
Chi Pai                      9,000            9,000            4,500          22,500            22,500         0             0%
David I. Taylor             12,500           12,500            6,250          31,250            31,250         0             0%
Cindy Dolgin                10,000           10,000            5,000          25,000            25,000         0             0%
BellaRosas, Inc.             5,000            5,000            2,500          12,500            12,500         0             0%
(Christopher J.
LaGrego)(5)
Kendall Morrison            10,000           10,000            5,000          25,000            25,000         0             0%
James A. Bechand            10,000           10,000            5,000          25,000            25,000         0             0%
Blue Sky Securities        200,000          100,000           50,000         350,000           250,000         0             0%
Limited
(Michel Clemence)(5)
Ellis International        100,000          100,000           50,000         250,000           250,000         0             0%
(Wilhelm Unger)(5)
Joseph Diaco                 2,500            2,500            1,250           6,250             6,250         0             0%
Robert J. Bradley            2,500            2,500            1,250           6,250             6,250         0             0%
Jeffrey J. Morfit            2,500            2,500            1,250           6,250             6,250         0             0%
Robert Caputo                2,500            2,500            1,250           6,250             6,250         0             0%

Richard Louise (3)                           80,441(4)                        80,441            80,441         0             0%

Joe Wolfe (3)                                58,813(4)                        58,813            58,813         0             0%

Sam Chase (3)                                94,114(4)                        94,114            94,114         0             0%

Jon B Dangar (3)                             33,539(4)                        33,539            33,539         0             0%

Scott Bowman (3)                             13,281(4)                        13,281            13,281         0             0%

Matthew R.                                  149,374(4)                       149,374           149,374         0             0%
McGovern Living
Trust (3)

Nancy E. McGovern                           149,375(4)                       149,375           149,375         0             0%
Living Trust (3)+

John O'Shea (3)                             738,875(4)                       738,875           738,875         0             0%

Marika Xirouhakis                            10,000(4)                        10,000            10,000         0             0%
(3)

Angelique M. Xirouhakis(3)                   10,000(4)                        10,000            10,000                        %

Ichi Shih(3)                                  2,500(4)                         2,500             2,500         0             0%

Daniel Luskind(3)                           165,000(4)                       165,000           165,000         0             0%


Total                    6,112,000        7,500,000        3,000,000      16,612,000        16,500,000

     (1) Assumes that the selling shareholders will resell all of the offered shares and will hold no shares for their own accounts.

     (2) These shares are issuable upon the exercise of warrants that were issued to each of the selling shareholders.

     (3)  These selling shareholders are employees or designees of Westminster.

     (4) These Class A Warrants are issued to Westminster or its designees in consideration of its service as our private placement agent.

     (5) Natural person(s) with dispositive, voting or investment control listed parenthetically.

OUR RECENT PRIVATE PLACEMENT

EXEMPTION FROM REGISTRATION. As described under "Prospectus Summary - About Our Recent Private Placements", we issued securities consisting of shares of our common stock, warrants and shares underlying the warrants to the Subscribers in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D promulgated by the SEC under the Securities Act and/or Section 4(2) and Section 4(6) of the Securities Act.

PURCHASE PRICE. The per share purchase price of the common stock under the Subscription Agreement is $1.00. Within three (3) years from the effectiveness of this registration statement, if the company issues common stock or securities convertible into common stock to any person at a price lower than the purchase price, the company shall issue additional shares of common stock to each Subscriber so that the average purchase price is equal to such other lower price per share.

NUMBER OF SHARES BEING REGISTERED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. The Subscription Agreement provides that the Company shall file with the Commission a registration statement registering the Shares and the shares issuable upon exercise of the warrants (collectively "Registrable Securities") for unrestricted distribution and public resale by the holders of such Registrable Securities, that is, an aggregate of 6,000,000 shares of common stock, and 6,000,000 shares of Class A common stock issuable upon the exercise of the warrants and 3,000,000 shares of Class B common stock issuable upon the exercise of the warrants.

NUMBER OF SHARES BEING REGISTERED ON BEHALF OF THE PLACEMENT AGENT. Westminster acted as our placement agent in connection with the above-described private placement. In consideration of its services, we issued to Westminster or its designees 1,500,000 Class A warrants representing the right to purchase up to 1,500,000 shares of Class A common stock at an exercise price of $0.85 per share. We also agreed to register hereunder the shares of Class common stock issuable upon exercise of the warrants on behalf of Westminster.

WARRANTS ISSUED IN CONNECTION WITH THE SUBSCRIPTION AGREEMENT. Upon the execution of the Subscription Agreement, we issued to the Subscribers (i) ten
(10) Class A warrants and (ii) five (5) Class B warrants, for every ten (10) Shares purchased by them under the Subscription Agreement. The exercise price of the Class A warrants is $0.85 per share and the exercise price of the Class B warrants is $1.60 per share. Pursuant to the warrants, the Subscribers are entitled to purchase an aggregate of 6,000,000 shares of Class A common stock and 3,000,000 shares of Class B common stock.

The warrants will expire three (3) years from the effectiveness of the registration statement of which this prospectus is a part, and contains a cashless exercise provision. Under the terms of the warrants, the holders thereof agree not to elect a cashless exercise for a period of one (1) year. The holders also agree not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants.

NON-REGISTRATION EVENTS. If the registration statement is not filed within 30 days or is not declared effective within 120 days from November 23, 2004, the closing date of the private placement, or ceases to be effective for more than 30 days, then the Company shall deliver liquidated damages to the holders of Registrable Securities.

INDEMNIFICATION. The Company has agreed to indemnify the selling shareholders from all liability and losses resulting from any misrepresentations or breaches made by the Company in connection with the Subscription Agreement, other related agreements, or the registration statement. The selling shareholders have agreed to indemnify the Company from all liability and losses resulting from any misrepresentations furnished by such selling shareholder in writing to the Company specifically for use in such registration statement or prospectus to the extent of the net proceeds actually received by the selling shareholder from the sale of Registrable Securities.

                              PLAN OF DISTRIBUTION

        We are registering the securities covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

        The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

        Because each of selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.

        We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, will apply to its sales in the market, and we have informed the other selling shareholders that these anti-manipulation rules may apply to their sales in the market. We have provided all of the selling shareholders with a copy of such rules and regulations.

        Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

        The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

        The selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. Our executive officers are elected annually by the board of directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. The executive officers are all full time employees of AOBO.

        AOBO had its first annual meeting in January 2004 and plans to have its next annual meeting in March, 2005.

        The directors and executive officers of AOBO are as follows:

NAME                AGE         POSITION                                    DATE OF APPOINTMENT
---------------     -------     ---------------------------------------     -------------------
Tony Liu            50          Chief Executive Officer and Chairman of     December 18, 2001
                                the Board
Jun Min             44          Director and Vice President                 May 8, 2002
Lily Li             36          Director, Chief Financial Officer and       May 8, 2002
                                Chief Operations Officer
Binsheng Li         39          Director and Chief Accounting Officer       May 8, 2002
Cosimo J. Patti     54          Independent Director                        October 7, 2004

        Set forth below are the brief descriptions of the background and experience of each of our officers and directors:

TONY LIU - CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

        Tony Liu, whose Chinese name is Shujun Liu, age 50, is the Chairman and the Chief Executive Officer of our company. He graduated from Wuhan Communication College and he has also completed the EMBA study in Qinghua University. He is the representative of the National People's Congress (the national legislative body of China) of Harbin and was elected as the outstanding entrepreneur of the Three Northeast Provinces of China. He was appointed as the senior manager of Three-Happiness Bioengineering Company Limited in January 1993. He was then was promoted to become the Chief Executive Officer and Chairman of Three-Happiness Bioengineering Company Limited in January 1994 until December 2001, when he was appointed as the Chairman and Chief Executive Officer of AOBO. The research and development projects that he has personally been in charge of gained several outstanding awards, including Third Class Prize of Harbin Scientific and Technological Advancement, Second Class Prize of HeiLongJiang Scientific and Technological Advancement and three scientific research achievements awards granted by HeiLongJiang Province.

JUN MIN - DIRECTOR AND VICE PRESIDENT

        Jun Min, age 44 and university educated in China, previously worked as the Chief Executive of the Prices Checking Department of HeiLongJiang Province Price Bureau from 1987 through the end of 1992. He then worked for Three-Happiness Bioengineering from 1993 until he was appointed as the Vice President and director of AOBO in May 2002. He is currently responsible for AOBO's capital control and liquidity management. He has over twenty years of working experience in financial management and China securities market with extensive business networks over the securities companies, banks and investment consultation organizations in China.

LILY LI - DIRECTOR, CHIEF OPERATIONS OFFICER, AND CHIEF FINANCIAL OFFICER

        Lily Li, whose Chinese name is Yanchun Li, age 36, graduated from Beijing University of Commerce and Industry. Ms. Li has extensive experience in market planning and sales operations. Before joining AOBO, from 1993 until 1994 she was the marketing director for Ruida responsible for marketing planning and development. Beginning in 1994, Ms. Li was appointed by Three-Happiness Bioengineering as senior personnel in sales and marketing until May 2002, when she was appointed as the Chief Operations Officer and director of AOBO.

MR. BINSHENG LI - DIRECTOR AND CHIEF ACCOUNTING OFFICER

        Mr. Binsheng Li, age 39, has been our Chief Accounting Officer for elevent (11) years. Mr. Li is in charge of all financial management and accounting work relating to our company. He graduated from Dalian University of Finance and Economics, where he majored in financial management. He has over 18 years of working experience in accounting and finance. He was appointed by Three-Happiness Bioengineering as the Financial Controller of AOBO in 1994 and stayed with our company in this position until May 2002, when he was also appointed as one of our directors

        COSIMO J. PATTI - INDEPENDENT DIRECTOR

        Mr. Patti, age 54, is an independent director. Before joining AOBO, Mr. Patti was an arbitrator of the National Association of Securities Dealers (NASD) and the New York Stock Exchange (NYSE) for 18 years. Mr. Patti's recent experience includes Director of Strategic Cross border Business with Cedel Bank (1996-1998), President and Founder of FSI Advisors Group (1998-2002), and Senior Director of Applications Planning with iCi/ADP (2002-2004). He has broad experience with international business development, management and finance.

INDEMNIFICATION

        Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the compensation paid to our chief executive officer and our three other most highly compensated executive officers and our independent director during the periods described below:

NAME AND
PRINCIPAL POSITION            ANNUAL COMPENSATION                   LONG TERM COMPENSATION
------------------  --------------------------------------   ------------------------------------
                                                                      AWARDS             PAYOUTS
                                                   OTHER                   SECURITIES
                                                  ANNUAL     RESTRICTED    UNDERLYING      LTIP     ALL OTHER
                                        BONUS    COMPENSA     STOCK       OPTIONS/SARs   PAY-OUTS   COMPENSA
                    YEAR   SALARY($)     ($)       -TION     AWARDS($)        (#)          ($)      -TION($)
                    ----   ---------   -------   ---------   -----------  ------------   --------   ---------
TONY LIU,           2001   $0           $0        $0         $0                          $0         $0
CHAIRMAN AND        2002   $0           $0        $0         $0                          $0         $0
CEO                 2003   $150,000     $0        $0         $50,000                     $0         $0
                    2004   $75,000      $0        $0         $12,500                     $0         $0


LILY LI,            2001   $0           $0        $0         $0                          $0         $0
DIRECTOR, COO,      2002   $0           $0        $0                                     $0         $0
AND CFO             2003   $90,000      $0        $0         $30,000                     $0         $0
                    2004   $45,000      $0        $0         $7,500                      $0         $0


JUN MIN,            2001   $0           $0        $0                                     $0         $0
DIRECTOR, VICE      2002   $0           $0        $0                                     $0         $0
PRESIDENT           2003   $70,000      $0        $0         $30,000                     $0         $0
                    2004   $35,000      $0        $0         $7,500                      $0         $0


BINSHENG LI,        2001   $0           $0        $0                                     $0         $0
DIRECTOR, CHIEF     2002   $0           $0        $0         $0                          $0         $0
ACCOUNTING          2003   $57,000      $0        $0         $18,000                     $0         $0
OFFICER             2004   $28,500      $0        $0         $4,500                      $0         $0


COSIMO J. PATTI,    2004   $30,000      $0        $0         $30,000                     $0         $0
INDEPENDENT
DIRECTOR

OPTION EXERCISES DURING 2003 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        There were no options exercised during the 2003 fiscal year.

        DIRECTOR COMPENSATION

        None of our directors has received any compensation for their services rendered as directors to AOBO during fiscal years 2002 and 2001.

EMPLOYMENT AGREEMENTS

        In March 2004 we entered into employment agreements with our top executive officers to secure their commitment to continued service to AOBO.

        Tony Liu's employment agreement has a term of five years, commencing on October 1, 2003, and provides for a salary of $150,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan, the terms of which are described below. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$12,500.00. We can terminate Mr. Liu's employment with cause, or without cause pursuant to a decision by our board of directors. In the event Mr. Liu's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment.

        Jun Min's employment agreement has a term of three years, commencing on October 1, 2003, and provides for an annual salary of $70,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$7,500.00. We can terminate Mr. Min's employment with cause, or without cause at the sole discretion of our Chief Executive Officer. In the event Mr. Min's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment.

        Lily Li's employment agreement has a term of five years, commencing on October 1, 2003, and provides for an annual salary of $90,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$7,500.00. We can terminate Ms. Li's employment with cause, or without cause at the sole discretion of our Chief Executive Officer. In the event Ms. Li's employment is terminated without cause, she will be eligible to receive monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment.

        Binsheng Li's employment agreement has a term of three years, commencing on October 1, 2003, and provides for an annual salary of $70,000 for the first year of the term, subject to subsequent annual review by our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock pursuant to the Plan. These options are to be awarded in four quarterly installments, effective on the last date of such quarter, beginning with the first quarter of 2004, during the term of the employment agreement, and will have an exercise price of $2.00 per share. Each quarterly grant shall consist of the quantity of shares of our common stock whose aggregate market price at close of trading on the date of grant minus their aggregate exercise price equals US$4,500.00. We can terminate Mr. Li's employment with cause, or without cause at the sole discretion of our Chief Executive Officer. In the event Mr. Li's employment is terminated without cause, he will be eligible to receive monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment.

STOCK OPTION PLAN

        In March 2004, our board of directors formally adopted the stock option plan (the "Plan"). The Plan provides for the grant of options to purchase up to 2,900,000 shares of our common stock (subject to adjustment as provided in the Plan) to our employees, officers, directors and consultants. Options may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, or non-qualified options. The Plan is presently administered directly by our Board of Directors. Subject to the provisions of the Plan, our Board of Directors will determine who will receive stock options, the number of shares of common stock that may be covered by the option grants, the time and manner of exercise of options and exercise prices, as well as any other pertinent terms of the options.

        To date, the only options that have been granted under the Plan are the options granted to our directors and executive officers pursuant to their respective employment agreements and service agreements, as set out below.

        Name of employee of     Number of securities      Percentage of total      Exercise        Expiry date
        whom the option was          Underlying         options/SARs granted to   price($/Sh)
              granted          Options/SARs granted(#)     Employees in 2003
        Tony Liu                        7,576                     39%                $2.0        To be determined
        Lily Li                         4,545                     23%                $2.0        To be determined
        Jun Min                         4,545                     23%                $2.0        To be determined
        Binsheng Li                     2,727                     15%                $2.0        To be determined


                                    BUSINESS

        Our company was founded as Champion Ventures, Inc. on November 30, 1970. As explained under "Prospectus Summary-Our Company", on June 26, 2002, our company became, through a share exchange, the sole owner of Harbin Bioengineering, a company that was established and became operational on September 27, 1994. Prior to the share exchange, we attempted to develop an internet golf business without much success. Subsequently, we were looking for a merger opportunity to change our business. Through Harbin Bioengineering, our company is engaged in the development and production of bioengineered products and traditional Chinese medicinal products that combine modern bio-technology and traditional Chinese medical technology. We have developed a series of biotech products marketed in China. Most of our products rely on soybean peptides. Soybean peptides consist of a combination of enzymes that are biologically functional. Soybean peptides are derived from soybeans through a biochemical engineering process involving cutting, decomposition, conversion and synthesis of soybean protein. Soybean peptides can be absorbed by the body. In addition to adsorbing soybean peptide directly in the form of various tablets or powders, soybean peptide can be an additive in various foods and beverages including milk, tea and coffee.

OUR EMPLOYEES

        Our business expanded significantly in 2003 and, in order to meet our strategic business development needs, we increased the number of our employees by 17% in 2003, as compared to 2002.

        Currently we have approximately 505 full-time employees, with all employees falling into the following categories:

              Management & Administration                    63
              Technology and research                        59
              Sales and marketing                           102
              Production - health food                       86
              Production - medicine                         102
              Production - soybean protein peptide           93
                                                          ------
              TOTAL:                                        505

        We have employment contracts with a significant number of our employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good. Most of our employees are located in Harbin, the capital of Heilongjiang Province. The rest of our staff are located in our distribution centers in various cities in the mainland and Hong Kong.

OUR RESEARCH AND DEVELOPMENT

        Each year we spent approximately 15 per cent of our net profit on research and development. We have our own research center located in the Harbin headquarters and laboratory located within our premises manned by our own professional research and development team. We also cooperate with outside research institutes in China for joint research and developments. We have joint research agreements with Medical Plants Research Institute of China Academy of Medical Sciences, Ocean Research Institute of China Academy of Sciences, Heilongjiang Chinese Medical University, Harbin University of Medical Sciences, and Ecological Research Institute of China Academy of Sciences. These joint research alliances provide the Company with access to over 60 professors and experts in the fields of traditional Chinese medicine, marine bioengineering, food engineering, and chemistry associated with the Company's research and development. A summary of each of these agreements is below.

        Harbin Three Happiness Bioengineering Co., Ltd., hereinafter referred to as Harbin Three, and Heilongjiang Chinese Medical University, hereinafter referred to as Medical University, entered into a Joint R&D Agreement on October 18, 2002. Pursuant to this agreement, Harbin Three provides detailed information regarding its products to Medical University and Medial University tests and develops products for Harbin Three. Harbin Three maintains ownership of all intellectual property related to the products developed under the agreement. The Company has spent approximately $12,000 to date. The agreement terminates upon breach by either party. The agreement expires on October 17, 2005.

        Drug clinical Study base under Harbin University of Medial Sciences, hereinafter Drug Clinical, and Harbin Three entered into an Agreement dated June 20, 2003. Although this agreement formally expired on December 19, 2003, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Drug Clinical conducted a clinical test study designed to research the effects of cease enuresis soft gel. Cease enuresis soft gel, aimed at alleviating bed-wetting in children ages 3 to 12, was developed and produced by Harbin Three. The Company spent approximately $30,000 in connection with this agreement.

        Harbin Three and Ocean Research Institute of the Chinese Academy of Sciences, hereinafter referred to as Ocean Research, entered into a Joint R&D Cooperation Agreement on January 8, 1999. The agreement was for a five-year term and formally expired on January 8, 2004. However, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Ocean Research conducted a seaweed iodine food supplement project. The parties jointly researched techniques to develop and produce new products in the seaweed iodine food series. Harbin Three provided facilities, equipment and research funds, Ocean Research was responsible for technique development and services related to processing the products. The Company spent approximately $300,000 in connection with this agreement.

        Harbin Three and Medical Plants Research Institute, hereinafter referred to as Medical Plants, entered into a Technical Support Contract on September 10, 1999. The agreement was for a five-year term and formally expired on September 10, 2004. However, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Medical Plants was responsible to manufacture and package Harbin Three brand products in accordance with manufacturing and technical requirements provided by Harbin Three. The Company spent approximately $30,000 in connection with this agreement.

        Harbin Three and Ecological Research Institute of Chinese Academy of Sciences, hereinafter Ecological Research, entered into a Technical Service Agreement on June 21, 2000. Although this agreement formally expired on June 20, 2002, the parties continue to work together in accordance with the terms and conditions of the written agreement. Pursuant to the agreement, Ecological Research provided Harbin Three with technical support related to the production of Harbin Three's cease enuresis soft capsule production. The Company spent approximately $12,000 in connection with this agreement.

        A copy of each of these agreements have been included as exhibits to our amended registration statement of which this prospectus is a part.

OUR PRODUCTS

        We have over one hundred products that can be divided into three categories: herbal-based pharmaceuticals, soybean protein peptide series, and health supplements. What is listed below reflects the product we manufactured prior to submitting this registration statement.

Herbal-based pharmaceuticals:

                Product                           Registration Status (Rx or OTC)   Distribution Channel

                Cease-Enuresis Soft Gel           Rx                                100% Rx

                Blood SugarDex<7                  OTC                               100% OTC

                Double Ginseng Yishen Grain       OTC                               100% OTC

        Cease-Enuresis Soft Gel is a prescription remedy for chronic bedwetting and nighttime urination.

        Blood SugarDex<7 is a chromium rich tablet that was primarily positioned for regulating the blood sugar balance for people with diabetics symptoms.

        Double Ginseng Yishen Grain is used to treat immune disorders caused by high stress.

        Soybean Protein Peptide Series: The soybean protein peptide series is a non-cholesterol source of protein available in powder, tablets, beverages, and food additives.

        Health Supplements: The health supplement products include beverages rich in vitamins and amino acids.

        So far, approximately 64% of our revenue is generated from herbal-based pharmaceuticals and the rest of our revenue is from soybean protein peptide products and health supplements.

PRODUCTION FACILITIES AND EQUIPMENT

        We have fully-automated production lines producing bioengineered and health food products. We have a fully mechanized, controlled soybean protein peptide production line which carries out automated production process including soybean decomposition, dehydration, sterilization, compilation and packaging. Our production facilities can be easily retooled to accommodate the mass production of our products in liquid, powder, tables, and sachets as well as packaging our products in various containers.

DISTRIBUTION CHANNELS

        We focus on expanding our distribution channels and networks in order to extend our sales network coverage in all major provinces and cities of China. This expansion of distribution networks has enabled us to introduce our new products into target markets more efficiently and effectively.

        We have approximately a sales network coverage of over 1,000 distributors, sales outlets, hospitals and clinics supported by 15 sales branch offices (excluding Harbin, where we are headquartered) in the following cities:

  o   Beijing          o   Urumchi          o   Jinan          o   Shanghai
  o   Changchun        o   Shijiazhuang     o   Taiyuan        o   Nanjing
  o   Dalian           o   Hangzhou         o   Xian           o   Wuhai
  o   Guangzhou        o   Zhengzhou        o   Chengdu

        Our pharmaceutical products are distributed either by prescription in the hospitals and clinics or OTC at the drug stores. Our health supplement products and soybean protein peptide products are distributed in the supermarkets and the drug stores.

        Since we have many distribution outlets and a wide spectrum of products, we have a diversified suppliers and customers base and we do not rely on a limited group of suppliers and customers.

COMPETITION

        We engage in biotechnology, a fast growing and high tech industry of which technologies change rapidly. Our company makes use of our biotechnology techniques to produce soybean protein peptide, medicines and health supplements. Our competitive edges are derived from:

    o Our technology - We research and produce soybean protein peptide through biotechnology techniques; and

    o Our mass production capability - We are one of the leading soybean protein peptide manufacturers in China that are capable of mass production of soybean protein peptide products. We can produce 2 kinds of soybean protein peptide with 7 series of products at one time.

        We compete with various companies, many of whom are developing or can be expected to develop products similar to ours. One of our main competitors is Cheung Kong Life Science, a publicly listed company in Hong Kong that produces similar immune-boosting health drinks similar to our products. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

        In the next two years, we plan to pursue the following measures to maintain our competitiveness:

    o Focus on sales channel developments, improve our existing sales channels and distribution network to better penetrate into the markets;

    o Better control our source of raw material by participating in research and cultivation of high protein content species of soybean in HeiLongJiang province;

    o Vertically integrate with soybean processing businesses to better control the manufacturing process;

    o Invest continuously in research and development to maintain our leading technology position; and

    o Focus on training and development of staff to improve our quality of human resources.

INTELLECTUAL PROPERTY

        Our performance and ability to compete depends to a significant degree on our proprietary knowledge. We rely or intend to rely on a combination of patent and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights. The table below shows a list of our patents in PRC.

Name of patent                                      Patent no.
------------------------------------------------    -----------------
Protein peptide extraction technique and            00103391.3
equipment
Protein peptide extraction technique and            00103392.1
equipment
Electromagnetic processing technology for           982062850
protein peptide
Natural ingredient health beverages                 95100425.5
manufacturing technique

        We also have the following trademarks:

======================================================================================
Date of Registration     Registration No.   Registrant                 Use
--------------------------------------------------------------------------------------
February 21, 1997        948704             Harbin Bioengineering      Company logo
February 21, 1997        941980             Harbin Bioengineering      Company logo
======================================================================================

REGULATORY ENVIRONMENT

        Our principal sales market is presently in the People's Republic of China. We are subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China and sets penalties for violations of the law. We are also subject to the Food Sanitation Law, which provides for the food sanitation standards to be followed. Because Harbin Bioengineering is a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our wholly owned subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

        The governmental approval process in the PRC for a newly developed health product is as follows: a product sample is sent to a clinical testing agents designated by the Ministry of Health, which conducts extensive clinical testing and examinations to verify if the product has the specified functions as stated by the company producing the product. A report will be issued by the clinical testing agent confirming or negating such functions. It generally takes approximately six months to one year for the report to be issued. This report then has to be submitted to a provincial Health Management Commission for approval. A letter of approval issued by such commission will then be submitted to the Ministry of Health for the issuance of a certificate that authorizes the sales and marketing of the product in the PRC. The whole process generally takes one and a half to two years.

COMPLIANCE WITH ENVIRONMENTAL LAW

        We comply with the Environmental Protection Law of China and its local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the manufacturing of herbal-based pharmaceutical, soybean protein peptides products and health supplement products would generate very limited damages, if any, to the environment. Penalties would be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, but no assurance can be given in this regard.

LITIGATION

        We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

        You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under the sections of "Business," "Risk Factors", and "Management's Discussion and Analysis." The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update them. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

        On December 18, 2001, we entered into an exchange agreement to acquire Harbin Bioengineering. The exchange was treated as a reverse merger for accounting purposes. As such, our historical financial information reflects activities subsequent to the merger for AOBO and its subsidiaries and financial activity of Harbin Bioengineering prior to the merger.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        We have identified one policy area as critical to the understanding of our consolidated financial statements. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting periods. With respect to net realizable value of the Company's accounts receivable and inventories, significant estimation judgments are made and actual results could differ materially from these estimates.

        The Company does not have any reserves against its accounts receivable or inventories at December 31, 2003 and 2002. Management's estimation that there are no reserves is based on the current facts that there are no significant aged accounts receivable and the current inventory turnover is sufficient to realize the current carrying value of the inventories. In making their judgment, management has assumed that there will be continued demand for their products in the future, thereby maintaining adequate turnover of the inventories. Additionally, management has assumed that customers will continue to pay their outstanding invoices timely, and that their customers' financial position will not deteriorate significantly in the future, which would result in their inability to pay their debts to the Company. While the Company's management currently believes that there is little likelihood that the actual results of their current estimates will differ materially from its current estimates, if customer demand for its products decreases significantly in the near future, or if the financial position of its customers deteriorates in the near future, the Company could realize significant write downs for slow moving inventories or uncollectible accounts receivable.

        We believe the following is among the most critical accounting policies that impact our consolidated financial statements. We suggest that our significant accounting policies, as described in our consolidated financial statements in the Summary of Significant Accounting Policies, be read in conjunction with this Management's discussion and Analysis of Financial Condition and Results of Operations.

        We recognize revenue in accordance with Staff Accounting Bulletin ("SAB") No. 104. All of the following criteria must exist in order for us to recognize revenue:

    1.  Persuasive evidence of an arrangement exists;
    2.  Delivery has occurred or services have been rendered;
    3.  The seller's price to the buyer is fixed or determinable and
    4.  Collectibility is reasonably assured.

        The majority of the Company's revenue results from sales contracts with distributors and revenue is generated upon the shipment of goods. The Company's pricing structure is fixed and there are no rebate or discount programs. Management conducts credit background checks for new customers as a means to reduce the subjectivity of assuring collectibility. Based on these factors, the Company believes that it can apply the provisions of SAB 104 with minimal subjectivity.

        RECENT DEVELOPMENTS

        On April 16, 2004, the company formed a subsidiary registered in Hong Kong, American Oriental Bioengineering (H.K.) Limited ("AOBOHK") to be wholly owned by Bestkey International Limited, a wholly owned subsidiary of the Company. The new subsidiary commenced operations in May 2004 and currently employs four individuals. This new subsidiary will perform business development, sales and marketing and logistics services exclusively for the Company in Hong Kong and Asia.

        On September 8, 2004, our board of directors approved our acquisition of HSPL and we signed the Purchase Agreement relating to the acquisition on the same day. AOBO's total consideration paid to acquire 100% equity ownership of HSPL consisted of the cash purchase price of $7,229,000 and assumption of HSPL's liabilities, including without limitation its existing bank loan with the outstanding balance of approximately $3,614,000.

RESULTS OF OPERATIONS -- THREE MONTHS ENDED SEPTEMBER 30, 2004 AS COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2003

        For the three months ended September 30, 2004 revenues increased by $1,945,987 or 36% to $7,372,555 from $5,426,568 as compared to the same quarter of the prior year. This increase is attributed primarily to the increase in sales volume from our existing product lines. Compared to three months ended September 30, 2003, our sales revenue for our 3 main categories of products were as follows:

                                              SALES REVENUE
                                     THREE MONTHS ENDED SEPTEMBER 30,

        Product series                        2004           2003       Increase/(decrease)
                                                                         in sales revenue
        Health food supplement            $   831,577     $   482,989     $   348,588
        Chinese medical products            6,370,038       4,490,485       1,879,553
        Soybean protein peptide               170,940         453,094        (282,154)
                                          ------------    ------------    ------------
        TOTAL REVENUE                     $ 7,372,555     $ 5,426,568     $ 1,945,987
                                          ============    ============    ============

        In the quarter ending September 30, 2004 the sales of our Chinese medical products increased by $1,879,553 or 42% increase as compared to the same quarter last year. Our distribution strategy of selling cease enuresis soft gel and other Chinese medical through clinic networks and hospitals in 2004 increased our sales revenue compared to 2003.

        Sales revenue from our health food supplement series increased by $348,588 in the current quarter as compared to the same quarter last year, representing a 72% increase. We recorded a reduction in sales revenue from health food supplement products in 2003 against 2002 due to severe competition in the health food supplement market in China and we managed to slowly pick up and recover our market penetration in 2004 through intensive marketing and promotion campaigns. As a result, the sales of our health food supplement products increased by 72% against the same quarter last year.

        However, the new soybean protein peptide series, which we launched in 2003, recorded a decrease in sales revenue in the current quarter. Compared to the same quarter last year, sales revenue decreased by 62%. In the same quarter last year, when we launched our soybean protein peptide products, our distributors placed purchase orders with larger quantities for initial ordering and in the same quarter in 2003 when the distributors placed their refill orders, the order size was reduced and caused a reduction in sales revenue for soybean protein peptide products.

        Our cost of sales increased by $479,848 or 25% to $2,436,157 from $1,956,309 for the three months ended September 30, 2004, as compared to the corresponding period of the prior year. This increase was the result of increased sales revenue. The increase in cost of sales by product categories were as follows:

                                              COST OF SALES
                                     THREE MONTHS ENDED SEPTEMBER 30,

        Product series                        2004           2003       Increase/(decrease)
                                                                         in sales revenue
        Health food supplement            $   359,522     $   252,144     $   107,378
        Chinese medical products            1,972,441       1,532,753         439,688
        Soybean protein peptide               104,194         171,412         (67,218)
                                          ------------    ------------    ------------
        TOTAL COST OF SALES               $ 2,436,157     $ 1,956,309      $   479,848
                                          ============    ============    ============

        The cost of sales of health food supplement series increased by $107,378, or 43% in the current quarter of 2004 compared to same quarter in 2003. This increase is tied to the increase of 72% of sales revenue. The increase in cost was not in the same ratio as increase in revenue because we managed to improve our profit margin from 48% in the last quarter of 2003 to 57% in the same quarter this year. This improvement was attributable to better utilization of raw material which led to increased production and sales in 2004 against 2003. In 2003 we recorded a reduction in sales revenue from health food supplement products in 2003 against 2002 due to severe competition in health food supplement market in China.

        The cost of sales of Chinese medical products also increased by $439,688, or 29% in the current quarter compared to the same quarter last year as a result of 42% increase in sales. The increase in cost of sales was lower than the proportional increase in sales revenue because the profit margin improved from 66% in 2003 to 69% in 2004. The Company continued to experience increased sales for Chinese medical products and as a result, managed to improve its profit margin through better production experience.

        The overall profit margin for the Company of 67% in the current quarter represented an improvement of 3% as compared to 64% in the same quarter last year.

        SELLING AND MARKETING EXPENSES

        Selling and marketing expenses increased by $68,155 or 15% to $508,477 as compared to the corresponding quarter of the prior year. We increased our expenditures in payroll expenses in sales and marketing by $44,210 in the current quarter compared to same quarter last year because we hired additional sales employees. Also, in order to better support our sales and marketing department in promoting our products, we spent an additional $23,945 in department overheads such as marketing materials and other miscellaneous expenses in the current quarter of 2004 compared to same quarter in 2003.

        Advertising expenses increased by $307,815 or 73% to $728,802 as compared to the corresponding quarter of the prior year. We increase our advertising efforts in order to support the increase in sales and marketing activities for all product lines.

        GENERAL AND ADMINISTRATIVE EXPENSES

        General and administrative expenses increased by $10,197 or 1% to $882,504 as compared to the corresponding quarter of the prior year. In the current quarer, the Company spent an additional $32,752 in payroll expenses as compared to same quarter in 2003 as a result of increased in number of executives we hired to support our increased business activities. However, the Company reduced its expense in non-payroll overhead by of $22,555 as compared to same quarter in 2003 as follows:

                Compensation to directors               $  91,750
                Stock based consultant expenses           131,800
                Overhead from Hong Kong sales office       44,974
                Other non-payroll expenses               (245,969)
                                                        ----------
                TOTAL                                   $ (22,555)
                                                        ==========

        The reduction in spending on other non-payroll expenses in the current quarter in 2004 against same quarter in 2003 was because in the same quarter last year the Company incurred one-time expenses on company supplies that was not repeated in the same quarter in 2004.

RESULTS OF OPERATIONS -- NINE MONTHS ENDED SEPTEMBER 30, 2004 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

        REVENUES, COST OF REVENUES AND GROSS PROFIT MARGIN

        For the nine months ended September 30, 2004 revenues increased by $4,480,926 or 30% to $19,283,134 from $14,802,208 as compared to the corresponding period of the prior year. This increase is attributed primarily to the increase in sales volume of all of our existing product lines including soybean protein peptide, health food products and medical products. Compared to nine months ended September 30, 2003, our sales revenue from our 3 main categories of products for nine months ended September 30, 2004 were as follows:

                                              SALES REVENUE
                                     NINE MONTHS ENDED SEPTEMBER 30,

        Product series                        2004           2003       Increase/(decrease)
                                                                         in sales revenue
        Health food supplement            $ 1,829,204     $ 1,305,170     $    524,034
        Chinese medical products           16,640,421      12,632,040        4,008,381
        Soybean protein peptide               813,509         864,998          (51,489)
                                          ------------    ------------    -------------
        TOTAL REVENUE                     $19,283,134     $14,802,208     $ 4,4008,381
                                          ============    ============    =============

        In the period ending September 30, 2004 the sales of our Chinese medical products increased by $4,008,381, or 32% as compared to the same period in 2003. Our cease enuresis soft gel and other Chinese medical products still experienced strong market recognition and demand in the first 3 quarters of this year. Cease enuresis soft gel is a unique product for Chinese market and our distribution strategy of selling cease enuresis soft gel through clinic networks and hospitals proved successful.

        Also, sales revenue from our health food supplement series increased from $1,305,170 as of the period ended September 30, 2003 to $1,829,204 as of the period ended September 30, 2004, representing a 40% increase. We recorded a reduction in sales revenue from health food supplement products in 2003 against 2002 due to severe competition in health food supplement market in China and we managed to slowly pick up and recover our market penetration in the first 3 quarters in 2004 through intensive marketing and promotion campaigns.

        However, the new soybean protein peptide series, which we launched in 2003 recorded a slight decrease in sales revenue in the first 3 quarters of 2004. Compared to the same period in 2003, sales revenue decreased by 6%.

        Cost of sales increased in the period ended September 30, 2004 as compared to same period in 2003 as a result of an increase in sales revenue. The increase in cost of sales by product categories were as follows:

                                              COST OF SALES
                                     NINE MONTHS ENDED SEPTEMBER 30,

        Product series                        2004           2003       Increase/(decrease)
                                                                         in sales revenue
        Health food supplement            $   852,299     $   682,752     $   169,547
        Chinese medical products            4,971,182       4,394,100         577,082
        Soybean protein peptide               275,262         433,129        (157,867)
                                          ------------    ------------    ------------
        TOTAL COST OF SALES               $ 6,098,743     $ 5,509,981     $   588,762
                                          ============    ============    ============

        The cost of sales of our health food supplement series increased by $169,547, or 25% in first 3 quarters of 2004 compared to same period in 2003 as a result of our increase of 40% of sales revenue. The increase in cost was not in the same proportion as the increase in revenue because we managed to improve our profit margin from 48% in the period ended September 30, 2003 to 53% in the same period in 2004. This improvement was attributable to better utilization of raw material which led to increased production and increased sales volume.

        The cost of sales of Chinese medical products also increased by $577,082, or 13% in the first 3 quarters of 2004 compared to the same period in 2003 as a result of 32% increase in sales. The increase in cost of sales was lower than the proportional increase in sales revenue because the profit margin improved from 65% in 2003 to 70% in 2004. The Company continued to experience increased sales for Chinese medical products and as a result, managed to improve its profit margin through better production experience.

        The overall profit margin for the Company of 68% in the period ended September 30, 2004, represented an improvement of 5% as compared to 63% in the same period in 2003. In the first 3 quarters in 2004, all the 3 product lines of our Company improved in profit margin, leading to an improvement of profit margin for the Company overall.

        SELLING AND MARKETING EXPENSES

        Selling and marketing expenses increased by $392,995 or 34% to $1,537,631 as compared to the corresponding period of the prior year. We increased our expenditures in payroll expenses in sales and marketing by $54,437 in the first 3 quarters of 2004 against 2003 as a result of increased staffing in our sales and marketing department. Also, in order to better support our sales and marketing department in promoting the products of the Company, we spent an additional $338,558 in department overheads in the first 3 quarters of 2004 compared to same period in 2003 for marketing materials and other miscellaneous expenses.

        Advertising expenses increased by $742,324 or 47% to $2,336,006 as compared to the corresponding period of the prior year. This increase was attributed to increase in advertising efforts in order to support the increase in sales and marketing activities for all product lines that enabled the increase in revenue.

        GENERAL AND ADMINISTRATIVE EXPENSES

        General and administrative expenses increased by $1,102,078 or 67% to $2,757,745 as compared to the corresponding period of the prior year. During the first 3 quarters of 2004, the Company spent $278,840 in payroll expenses as compared to $233,185 in the same period in 2003 as a result of increased in number of executives we hired to support our increased business activities. The Company also spent an additional $1,056,423 for non-payroll overhead in 2004 as compared to same period 2003 detailed as follows:

                Compensation to directors               $  307,750
                Stock based consultant expenses            598,099
                Overhead from Hong Kong sales office        88,304
                Other non-payroll expenses                  62,270
                                                        -----------
                TOTAL                                   $1,056,423
                                                        ===========

        DEPRECIATION AND AMORTIZATION

        Depreciation and amortization increased by $40,384 or 10% as compared to the corresponding period to the prior year. This is mainly due to the increase in assets as compared to the same period of the prior year.

        The income tax was provided at 15% of income before tax at the level of the operating entity in China. However, since there were other operating expenses incurred at the holding company level as well as AOBOHK and these expenses could not enjoy tax benefits in China, the income tax rate provided for the Company was higher than 15% and reached 18%.

        Our net income increased by $1,305,906 to a net income of $5,008,829 from a net income of $3,702,923.

RESULTS OF OPERATIONS - FISCAL YEAR ENDED DECEMBER 31, 2003 AS COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

        The following table sets forth selected statement of operations data as a percentage of revenues for the periods indicated.

                                                                     YEAR ENDED           YEAR ENDED
                                                              DECEMBER 31, 2003    DECEMBER 31, 2002
                                                              -----------------    -----------------
Revenues                                                                100.00%              100.00%
Cost of Sales                                                            36.01%               38.32%
Gross Profit                                                             63.99%               61.68%
Selling, advertising, general and administrative expense                 33.93%               40.74%
Merger costs                                                              0.16%                5.94%
Depreciation and amortization                                             2.75%                3.95%
Interest                                                                  0.30%                0.84%
Income taxes                                                              5.34%                3.13%
Net income                                                               22.18%               11.05%

        REVENUES, COST OF REVENUES AND GROSS MARGIN

        Total Sales increased by $10,662,953 or 105% from $10,199,756 for the year ended December 31, 2002 to $20,862,709 for the year ended December 31, 2003.

        Cost of sales increased by $3,604,940 or 92% from $3,908,072 in 2002 to $7,513,012 in 2003.

        The main reason for the increase in sales and cost of sales was the increase of sales of our products. Compared to 2002, our sales revenue from 3 main categories of products for 2003 were as follows:

                                                          REVENUE
                  Product series                  2003             2002       Increase / (decrease)
                                                                                in sales revenue
                  Health food supplement      $ 1,879,190      $ 2,728,769        $  (849,579)
                  Chinese medical products     12,946,143        7,470,987          5,475,156
                  Soybean protein peptide       6,037,376               --          6,037,376
                                              ------------     ------------       ------------
                  TOTAL REVENUE               $20,862,709      $10,199,756        $10,662,953
                                              ============     ============       ============

         In 2003, the sales of our Chinese medical products increased by $5,475,156, or 73% as compared to 2002. This was mainly due to our cease enuresis soft gel and other Chinese medical products that gained substantial market recognitions and reputations. As a result, the demand for our Chinese medical products increased compared to 2002.

         However, sales revenue from our health food supplement series decreased from $2,728,769 to $1,879,190, or 31% from 2002, mainly due to severe competition in the health food supplement market in China.

         Also, in 2003 we launched a new soybean protein peptide series and this contributed to additional revenue in 2003 compared to 2002. In 2003 soybean protein peptide contributed $6,037,376 sales revenue to the Company.

         Cost of sales increased in 2003 as compared to 2002 as a result of increased sales revenue. The increase in cost of sales by product categories were as follows:

                                                         COST OF SALES
                  Product series                  2003             2002        Increase / (decrease)
                                                                                  in cost of sales
                  Health food supplement      $   753,643      $ 1,202,603          $  (448,960)
                  Chinese medical products      6,135,025       2,705,469             3,429,556
                  Soybean protein peptide         624,344               --              624,344
                                              -----------      -----------          ------------
                  TOTAL COST OF SALES         $ 7,513,012      $ 3,908,072          $  3,604,940
                                              ===========      ===========          ============

         The cost of sales of our health food supplement series reduced by $448,960, or 37% in 2003 compared to 2002 as a result of a reduction of 31% of our sales revenue in 2003 compared to 2002.

         The cost of sales of Chinese medical products increased by $3,429,556, or 127% in 2003 compared to 2002 as a result of an increase in 73% sales revenue from Chinese medical products. The increase in cost of sales was higher than the proportional increase in sales revenue because the profit margin reduced from 64% in 2002 to 53% in 2003. The Company devoted extra resources and raw material in the course of production to substantially increase the production volume to meet the growth in sales. This caused a reduction in profit margin. However, in monetary terms, our profit margin for Chinese medical products still increased by $2,045,600 or 30% in 2003 compared to 2002.

        The overall profit margin for the Company was 64% in 2003, an improvement of 2% as compared to 38% in 2002.

        SELLING AND MARKETING EXPENSES

        Selling and marketing expenses increased from $973,560 in 2002 to $1,582,190 in 2003, representing a 63% increase. In 2003 the Company spent $385,015 for the payroll of our sales and marketing executives and employees, which was approximately the same as 2002. However, the Company spent an additional of $608,630 on overhead to support our sales and marketing department as a result of our increased sales and marketing activities for better product sales performance..

         GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses increased from $1,254,533 in 2002 to $2,808,334 in 2003, or 124% increase. During 2003, the Company spent $311,957 in payroll expenses in 2003 as compared to $223,034 in 2002. The increase resulted from an increase in the number of executives we hired to support our increased business activities. The Company also spent an additional $1,464,878 for non-payroll overhead in 2003 as compared to 2002, detailed as follows:

                  Compensation to directors                          $  123,750
                  Stock based consultant expenses                       884,183
                  Legal and other professional fee                      319,097
                  Other non-payroll expenses                            137,848
                                                                     ----------
                  TOTAL                                              $1,464,878
                                                                     ==========

         In 2002, the Company's non-payroll overhead was as follows:

                  Stock based consultant expenses                    $  184,375
                  Legal and other professional fee                      123,482
                  Other non-payroll expenses                            723,642
                                                                     ----------
                  TOTAL                                              $1,031,499
                                                                     ==========

        MERGER RELATED COST

        Our merger related cost resulted from the acquisition of Harbin Bioengineering was $33,332 for 2003. Our merger related cost in 2002 resulted from the same transaction was $605,691.

        DEPRECIATION AND AMORTIZATION

        Depreciation and amortization of our property, plant and equipment increased by $170,799 or 42% in 2003 compared to 2002. The increase is mainly due to the increase of our assets resulted from the acquisition of the soybean protein peptide project.

        INCOME TAXES

        Income tax expense was $1,113,959 for the year ended December 31, 2003, compared to $318,752 for the year ended December 31, 2002. The increase was because the increase in the pre-tax income of Harbin Bioengineering could not be used to offset against the losses of the parent company.

LIQUIDITY AND CAPITAL RESOURCES

        We have funded capital requirements through cash flow from operations. As of September 30, 2004 we had a cash balance of $2,214,039 and a working capital surplus of $9,418,007, compared to a cash balance of $5,366,857 and a working capital surplus of $10,638,558 as of December 31, 2003.

        The cash flow provided by operating activities amounted to $2,719,666 in 2003, or an increase of $698,265 from 2002. It was mainly attributable to an increase of net income of $3,474,589 in 2003 compared to 2002, offset by an increase in inventory worth of $2,051,061 and trade receivables of $1,784,113 (increase in sales revenue and operating activities in our Company in 2003 caused increased needs in working capital, i.e., increase in inventory and trade receivables). However, the increase in trade receivables has not created a material increase in accounts payable (an increase of $671,584 in 2003), because the raw material for producing soybean protein and medical products were originated from the agricultural products and crops cultivated by the farmers in Harbin. These farmers did not take in any credit and all transactions were on a cash basis. As a result, an increase in production volume has not created a significant increase in accounts payable. During 2003, the Company also incurred $1,034,183 of non-cash amortization of warrants and deferred consulting expenses compared to 2002 as a result of warrants issued in connection with our Investment Agreement in 2003 and stock based compensations.

        We believe that cash flow generated from our existing operations should be sufficient to fund our working capital needs for the next twelve months. We presently have cash streams attributable to our profit from operations that are sufficient to meet our needs and we do not anticipate any liquidity concerns in the near future. However, there can be no assurance that we will continue to generate similar cash flows in the future.

SHORT TERM BORROWING

        At this time, we do not have large foreign currency commitments but are required to file approval application with the State Administration of Foreign Exchange if we have to make payments in a foreign currency. Such approval procedures are not material to our operations. The majority of our payments in foreign currency are professional fees.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

        As disclosed in our Current Report on Form 8-K filed with the Commission on February 13, 2004, Thomas Leger & Co. ("Thomas"), our certifying accounting firm, resigned as our principal independent accountant on February 6, 2004. On February 17, 2004, we announced that we engaged Weinberg & Company, P.A. ("Weinberg") as the principal accountant to audit our financial statements. The decision to change the accountants was approved by our Board of Directors.

        The principal accountant's report of Thomas Leger on our financial statements for either of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to the uncertainty, audit scope, or accounting principles.

        During our two most recent fiscal years and any subsequent interim period through the date of the principal accountant's resignation on February 6, 2004, there were no disagreements with the former accountant, Thomas Leger, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

        We provided Thomas with a copy of the statements made above and requested Thomas to furnish a letter addressed to the Securities and Exchange Commission stating whether or not Thomas agrees with the statements and, if not, stating the respects in which it does not agree. A copy of this letter, dated February 12, 2004, was filed as an exhibit to the Form 8-K filed February 13, 2004.

        We have not consulted with Weinberg, our new principal independent accountant, during the last two years or subsequent interim period up to and including the date we engaged Weinberg on either the application of accounting principles or type of opinion Weinberg might issue on our financial statements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On October 15, 2003 we announced the purchase of the soybean protein peptide project from its owner, Tony Liu. Tony Liu was the sole owner of this project. Tony Liu, being the CEO, Chairman of our board of directors and more than 5% shareholder of our company, was deemed to be a related party of our company and this transaction was deemed to be a related party transaction.

        We have a revolving bank loan of RMB12 million YUAN (approximately $1,445,783) for general working capital supporting the operations of the company. The bank loan is backed by the general credit of our wholly owned subsidiary, Harbin Bioengineering.

                               MARKET INFORMATION

        Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board system under the symbol "AOBO.OB." The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of securities dealers who buy and sell stocks. Prices reported below represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

        For the periods indicated, the following table sets forth the high and low bid quotations per share of our common stock.

   YEAR                  PERIOD               HIGH           LOW
-------------   ----------------------      -------        -------
2002            First Quarter               1.400          0.600
                Second Quarter              0.770          0.350
                Third Quarter               0.450          0.110
                Fourth Quarter              0.510          0.260

2003            First Quarter               1.160          0.240
                Second Quarter              0.840          0.190
                Third Quarter               2.350          0.700
                Fourth Quarter              4.020          1.750

2004            January                     4.900          3.080
                February                    4.300          3.150
                March                       4.050          3.150
                April                       3.430          2.800
                May                         3.150          1.980
                June                        2.680          1.750
                July                        1.780          1.400
                August                      1.660          1.250
                September                   1.750          1.200
                October                     1.400          1.220
                November                    1.840          1.230

        On December 17, 2004, the closing bid price of our common stock was $1.59.

        As of December 7, 2004, there were 884 record shareholders of common stock of AOBO. There is only one shareholder, Tony Liu, our Chairman and Chief Executive Officer, who holds shares of our Class A Preferred Stock.

                                 DIVIDEND POLICY

        We have not declared or paid any cash dividends to date, and we do not intend to declare any cash dividends on the shares of our common stock in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on shares of our common stock will be solely at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions in future financing agreements, if any, and other business and financial considerations our board of directors may deem relevant.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise subject to community property laws where applicable.

        As of December 7, 2004, we had a total of 39,631,827 shares of common stock and 1,000,000 shares of preferred stock issued and outstanding, which are the only issued and outstanding voting equity securities of AOBO.

        The following table sets forth, as of December 7, 2004, (a) the names and addresses of each beneficial owner of more than five per cent (5%) of our common stock and preferred stock known to us, and the amount and percentage of such ownership; (b) the names and addresses of each director and executive officer that owns more than five per cent (5%) of our common stock and preferred stock, and the amount and percentage of such ownership, by each person and by all of our directors and executive officers as a group.

TITLE OF CLASS        NAME AND ADDRESS OF                     AMOUNT AND      PERCENT OF
                      BENEFICIAL OWNER                         NATURE OF           CLASS
                                                              BENEFICIAL
                                                                   OWNER
------------------    --------------------------------    --------------    ------------
Preferred             Tony Liu,                                1,000,000            100%
------------------    --------------------------------    --------------    ------------
Common                Tony Liu,                               16,057,871          40.52%
Common                Jun Min,                                   878,970           2.22%
Common                Lily Li,                                   728,192           1.84%
Common                Binsheng Li,                                49,688           0.13%
Ownership of our common stock by all directors and            17,714,721          44.70%
executive officers as a group

                             DESCRIPTION OF PROPERTY

        AOBO currently owns a piece of land of about 220,000 square feet in the city of Harbin, capital of Heilongjiang Province in Northeast China. We also own a bio-pharmaceutical manufacturing facility, a bio-food processing factory, a research institute, twelve sales and marketing branches and a working relationship with over 1,000 retail distributors in China.

                            DESCRIPTION OF SECURITIES

        The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, as amended to date, and our Bylaws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK

        The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

        After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

        We granted registration rights to purchasers of our common stock issued in the private placement in November 2004. We agreed to file within 30 days of the purchase date of the common stock, a registration statement on Form SB-2 registering the resale of such common stock. If such registration statement is not filed within the 30-day period and not declared effective within 120 days from the purchase date, we will deliver liquidated damages to the purchasers.

PREFERRED STOCK

        As of December 7, 2004, we had 1,000,000 shares of preferred stock issued and outstanding. They were issued to Tony Liu, the current chairman and CEO of AOBO, in conjunction with the acquisition of a peptide project. These shares of Class A Preferred Stock provide Tony Liu with 25% of total voting right in AOBO and a liquidation preference. Our board of directors is authorized to issue up to the total of 2,000,000 shares of preferred stock, without any further action by the stockholders. Our board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

DIVIDENDS

        We have not declared or paid any cash dividends to date, and we do not intend to declare any cash dividends on the shares of our common stock in the foreseeable future. Any future decision to pay dividends on shares of our common stock will be solely at the discretion of our board of directors. See also "Dividend Policy."

WARRANTS

        We issued 7,500,000 Class A warrants and 3,000,000 Class B warrants in the private placement in November 2004. The exercise price of the Class A warrants is $0.85 per share and the exercise price of the Class B warrants is $1.60 per share. Pursuant to the warrants, the Subscribers are entitled to purchase an aggregate of 7,500,000 shares of Class A common stock and 3,000,000 shares of Class B common stock.

        The warrants will expire on the third anniversary of the effective date of this registration statement and may be exercised in full or in part during that period. The Warrants are transferable upon proper endorsement of the transferor. The Subscriber or its assigns is the Holder of the Warrants ("Holder").

        CASHLESS EXERCISE. The Holders agreed that they will not opt for cashless exercise within one year from November 23, 2004, the closing date of the private placement. After one year, if the Holders can sell their Securities under an effective registration statement, the warrants may only be exercised for cash; if no such registration statement is available, the Holders may opt for cashless exercise.

        If the fair market value of the warrants is greater than the exercise price and no registration statement is effective, the holder may elect to receive shares equal to X (as determined below) by cashless exercise:

            X=Y(A-B)/A

            Where X= the number of shares of common stock to be issued to the holder

            Y= the number of shares of common stock issuable under the warrant

            A= the fair market value of one share of the common stock at the date of such calculation

            B= the exercise price

        ADJUSTMENT OF EXERCISE PRICE. Until the expiration date and prior to the complete exercise of the warrant, if the Company issues shares of common stock for a consideration less than the exercise price, the exercise price shall be reduced to such other lower issue price.

        MAXIMUM EXERCISE. The Holder of the warrant shall not be entitled to exercise the warrant if the exercise would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding common stock of the Company.

        THE COMPANY'S RIGHT TO CALL THE WARRANTS. The Class A warrants will be callable by the Company if the Class A common stock closes at or above $2.55 for fifteen (15) consecutive trading days. The Class B warrants will be callable by the Company if the Class B common stock closes at or above $4.00 for fifteen
(15) consecutive trading days. The warrant holder shall exercise his warrant rights and purchase the called common stock. Otherwise the Company may cancel the warrant. The warrants are callable only when they are freely tradable under an effective registration statement and listed on a principal market.

        REGISTRATION RIGHTS. Holders of the Class A warrants and Class B warrants have registration rights similar to what we described above under Common Stock.

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

        As permitted by applicable law, our Bylaws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of our company. However, they will not be indemnified if they are adjudged to have acted with gross negligence, engaged in willful misconduct, knowingly violated the law, breached their duty of loyalty or received improper personal benefit. We will bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers and controlling persons (within the meaning of the Securities Exchange Act) pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

        Our consolidated financial statements as of December 31, 2002 and for the year then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Thomas Leger & Co., L.L.P., independent accountants, given on authority of said firm as experts in auditing and accounting.

        See "Changes In And Disagreements With Accountants on Accounting And Financial Disclosure" for information about recent resignation of Thomas Leger & Co, L.L.P. as our principal independent accountants and our engagement of the new independent accountants.

        Our consolidated financial statements as of December 31, 2003 and for the year then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Weinberg & Company, P.A, independent accountants, given on authority of said firm as experts in auditing and accounting.

        There was no change in our certifying accountant for the period of January 1, 2003 to December 31, 2003.

        On February 13, 2004, we filed a Current Report on Form 8-K to report the change in our certifying accountant. This appointment replaced Thomas Leger & Co. L.L.P. ("Thomas Leger") as the independent auditor engaged to audit our financial statements. Thomas Leger resigned as our principal independent accountant on February 6, 2004. Our board of directors authorized the engagement of Weinberg & Company, P.A. as the new independent auditor to audit our financial statements. During our two most recent fiscal years and any subsequent interim period up to the date of resignation of Thomas Leger on February 6, 2004, there were no disagreement between our company and Thomas Leger, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

                                 TRANSFER AGENT

        Our transfer agent is ComputerShare Limited. The address is PO Box 1596, Denver, Colorado 80201-1596.

                                  LEGAL MATTERS

        The law firm of Beckley Singleton CHTD located at 530 Las Vegas Boulevard South Las Vegas, NV 89101-6516 has passed on the validity of the common stock offered hereby. We have appointed the law firm of Beckley Singleton CHTD as our agent to receive service of process in any action against our Company in the United States.

                             ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of American Oriental Bioengineering, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

        We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

                                           FINANCIAL STATEMENTS

                                      INDEX TO FINANCIAL STATEMENTS

                                 AMERICAN ORIENTAL BIOENGINEERING, INC.


DECEMBER 31, 2003 AND 2002                                                                         PAGES
                                                                                                   -----
Report of Independent Registered Public Accounting Firm....................................           F-2
Prior Auditor's Report.....................................................................           F-3
Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002..................           F-4
Consolidated Statements of Operations for the years ended December 31, 2003 and 2002.......           F-6
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 2003 and 2002...........................................           F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 2003 and 2002...............................................................           F-8
Notes to Consolidated Financial Statements as of December 31, 2003 and 2002................        F-9-27

SEPTEMBER 30, 2004 AND 2003

Condense of Consolidated Balance Sheets as of September 30, 2004 (Unaudited) and
  December 31, 2003........................................................................          F-28
Condense of Consolidated Statement of Operations for three months ended
  September 30, 2004 and 2003 (Unaudited)..................................................          F-29
Condense of Consolidated Statement of Cash Flows for three months ended
  September 30, 2004 and 2003 (Unaudited)..................................................          F-30
Notes to Condense of Financial Statements as of September 30, 2004 (Unaudited) and
December 31, 2003..........................................................................       F-31-35


                                                   F-1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Oriental Bioengineering, Inc. and Subsidiaries
Nangang District, Harbin, China

        We have audited the accompanying consolidated balance sheet of American Oriental Bioengineering, Inc. and Subsidiaries as of December 31, 2003 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Oriental Bioengineering, Inc. and Subsidiaries as of December 31, 2003 and the results of their consolidated operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Weinberg & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
April 7, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

To the Board of Directors and Stockholders of American Oriental Bioengineering, Inc.

        We have audited the consolidated accompanying balance sheet of American Oriental Bioengineering, Inc. (the "Company") as of December 31, 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Oriental Bioengineering, Inc. and subsidiaries as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Thomas Leger & Co., L.L.P.
Houston, Texas
March 15, 2003

                                       AMERICAN ORIENTAL BIOENGINEERING, INC.
                             (FORMERLY INTERNET GOLF ASSOCIATION, INC.) AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS
                                             DECEMBER 31, 2003 AND 2002
                                               (UNITED STATES DOLLARS)

                                                       ASSETS
--------------------------------------------------------------------------------------------------------------------

                                                                                        2003               2002
                                                                                   ---------------   ---------------
  CURRENT ASSETS
     Cash and cash equivalents                                                     $     5,366,857   $     2,816,723
     Trade receivables                                                                   3,256,807         1,472,694
     Inventory                                                                           2,546,810           495,749
     Prepayments for goods                                                                 868,458           143,584
     Due from related parties                                                                   --           288,793
     Advances to employees                                                                  55,116            95,788
     Deferred taxes                                                                         78,439            68,772
     Deferred merger costs                                                                  33,334            66,666
     Deferred consulting expenses                                                        1,569,442           415,625
                                                                                   ---------------   ---------------
TOTAL CURRENT ASSETS                                                                    13,775,263         5,864,394
                                                                                   ---------------   ---------------
PLANT AND EQUIPMENT, NET                                                                 7,264,822         4,260,718
                                                                                   ---------------   ---------------
OTHER ASSETS, NET                                                                          632,531           722,892
                                                                                   ---------------   ---------------
TOTAL ASSETS                                                                       $    21,672,616   $    10,848,004
                                                                                   ===============   ===============


                The accompanying notes are an integral part of the consolidated financial statements.

                                                         F-4

                                       AMERICAN ORIENTAL BIOENGINEERING, INC.
                             (FORMERLY INTERNET GOLF ASSOCIATION, INC.) AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS
                                             DECEMBER 31, 2003 AND 2002
                                               (UNITED STATES DOLLARS)

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------

                                                                                        2003              2002
                                                                                   ---------------   ---------------
CURRENT LIABILITIES
     Accounts payable and accrued expenses                                         $     1,253,826   $       582,242
     Prepayments for materials                                                              76,593           153,830
     Bank loans                                                                          1,445,783         1,445,783
     Taxes payable                                                                         310,480            49,163
     Obligation under finance leases within one year                                         6,780                --
     Payable to related party                                                               43,243           182,226
                                                                                   ---------------   ---------------
     TOTAL CURRENT LIABILITIES                                                           3,136,705         2,413,244
                                                                                   ---------------   ---------------

LONG-TERM LIABILITIES
     Obligation under finance leases                                                        25,449                --
                                                                                   ---------------   ---------------
     TOTAL LIABILITIES                                                             $     3,162,154   $     2,413,244
                                                                                   ---------------   ---------------

SHAREHOLDERS' EQUITY
     Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000               1,000                --
     shares issued and outstanding at December 31, 2003

     Common stock, $0.001 par value; 60,000,000 shares authorized; 32,725,827               32,726            11,341
     and 11,341,017 shares issued and outstanding, respectively
     Additional paid-in capital                                                         10,048,734         4,597,263
     Retained earnings                                                                   8,428,002         3,826,156
                                                                                   ---------------   ---------------
TOTAL SHAREHOLDERS' EQUITY                                                         $    18,510,462   $     8,434,760
                                                                                   ---------------   ---------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $    21,672,616   $    10,848,004
                                                                                   ===============   ===============


                The accompanying notes are an integral part of the consolidated financial statements.

                                                         F-5

                                        AMERICAN ORIENTAL BIOENGINEERING, INC.
                             (FORMERLY INTERNET GOLF ASSOCIATION, INC.) AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF INCOME
                                              DECEMBER 31, 2003 AND 2002
                                               (UNITED STATES DOLLARS)
---------------------------------------------------------------------------------------------------------------------

                                                                                         2003              2002
                                                                                   ----------------  ----------------
SALES                                                                              $    20,862,709   $    10,199,756

COST OF SALES                                                                            7,513,012         3,908,072
                                                                                   ----------------  ----------------

GROSS PROFIT                                                                            13,349,697         6,291,684

SELLING AND MARKETING EXPENSES                                                           1,582,190           973,560

ADVERTISING                                                                              2,687,688         1,927,105

GENERAL AND ADMINISTRATIVE EXPENSES                                                      2,808,334         1,254,533

DEPRECIATION AND AMORTIZATION                                                              573,874           403,075
                                                                                   ----------------  ----------------

INCOME FROM OPERATIONS                                                                   5,697,611         1,733,411

MERGER COSTS                                                                               (33,332)         (605,691)

INTEREST                                                                                   (63,407)          (85,506)

GRANT INCOME                                                                                    --           120,482

OTHER INCOME                                                                               139,610           283,313
                                                                                   ----------------  ----------------

INCOME BEFORE INCOME TAXES                                                               5,740,482         1,446,009

INCOME TAXES                                                                             1,138,636           318,752
                                                                                   ----------------  ----------------

NET INCOME                                                                         $     4,601,846   $     1,127,257
                                                                                   ================  ================

NET INCOME PER SHARE
     BASIC                                                                         $          0.15   $          0.11
     DILUTED                                                                       $          0.15   $          0.11

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
     BASIC                                                                              31,062,573        10,640,743
     DILUTED                                                                            31,296,193        10,640,743


                The accompanying notes are an integral part of the consolidated financial statements.

                                                         F-6

                                               AMERICAN ORIENTAL BIOENGINEERING, INC.
                                    (FORMERLY INTERNET GOLF ASSOCIATION, INC.) AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                      (UNITED STATES DOLLARS)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                           Additional
                                         Preferred Stock             Common Stock             paid        Retained
                                      Shares    Stated value      Shares      Par value    in capital     earnings         Total
                                    ----------  ------------   -----------   -----------   -----------   -----------   -----------
Balance at December 31,
2001                                        --  $         --            --   $        --   $ 3,614,458   $ 2,698,899   $ 6,313,357
Capitalization for merger
June 26, 2002                               --            --    10,141,017        10,141       384,005            --       394,146
Stock issued for services                   --            --     1,200,000         1,200       598,800            --       600,000
Net income                                  --            --            --            --            --     1,127,257     1,127,257
                                    ----------  ------------   -----------   -----------   -----------   -----------   -----------
Balance at December 31,
2002                                        --            --    11,341,017        11,341     4,597,263     3,826,156     8,434,760
Stock issued for assets
acquisition                          1,000,000         1,000    20,284,810        20,285     3,264,571            --     3,285,856
Stock issued for deferred
consulting                                  --            --       800,000           800     1,575,200            --     1,576,000
services(registered stock)
Stock issued for deferred
consulting                                  --            --       300,000           300        56,700            --        57,000
services(restricted stock)
Warrants issued for
investment agreement                        --            --            --            --       555,000            --       555,000
Net income                                  --            --            --            --            --     4,601,846     4,601,846
                                    ----------  ------------   -----------   -----------   -----------   -----------   -----------
                                     1,000,000  $      1,000    32,725,827   $    32,726   $10,048,734   $ 8,428,002   $18,510,462
                                    ==========  ============   ===========   ===========   ===========   ===========   ===========


                       The accompanying notes are an integral part of the consolidated financial statements.

                                                                F-7

                                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                          (FORMERLY INTERNET GOLF ASSOCIATION, INC.) AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           DECEMBER 31, 2003 AND 2002
                                            (UNITED STATES DOLLARS)
---------------------------------------------------------------------------------------------------------------------

                                                                                         2003              2002
                                                                                   ----------------  ----------------
CASH FLOWS FROM OPERATING ACTIVIES:
     Net income                                                                    $     4,601,846   $     1,127,257
     Adjustments to reconcile net income to net cash provided by operating:
     Depreciation and amortization                                                         573,874           403,075
     Amortization of warrants and deferred consulting expenses                           1,034,183                --
     Deferred taxes                                                                         (9,667)           34,344
     (Increase)/decrease in assets:
         Inventory                                                                      (2,051,061)          107,771
         Trade receivables                                                              (1,784,113)         (383,122)
         Prepayments for goods                                                            (724,874)          392,289
         Due from related parties                                                          329,465          (245,615)
         Deferred merger cost                                                               33,332           357,841
         Deferred consulting expenses                                                           --           184,375
     Increase/(decrease) in liabilities:
         Trade payables and accrued expenses                                               671,584           152,595
         Payable to related party                                                         (138,983)          175,093
         Due to shareholders                                                                    --                --
         Income taxes payable                                                              261,317           (38,868)
         Government grant                                                                       --          (120,482)
         Prepayments for materials                                                         (77,237)         (125,152)
                                                                                   ----------------  ----------------
Net cash provided by operating activities                                                2,719,666         2,021,401
                                                                                   ----------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of plant and equipment                                                      (201,761)         (530,131)
                                                                                   ----------------  ----------------
Net cash provided by investing activities                                                 (201,761)         (530,131)
                                                                                   ----------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Inception of finance leases                                                            32,229                --
                                                                                   ----------------  ----------------
Net cash provided by financing activities                                                   32,229                --
                                                                                   ----------------  ----------------

NET INCREASE IN CASH AND BANK BALANCES                                                   2,550,134         1,491,270
     Cash and cash equivalents, beginning of year                                        2,816,723         1,325,453
                                                                                   ----------------  ----------------
     Cash and cash equivalents, end of year                                        $     5,366,857   $     2,816,723
                                                                                   ================  ================

SUPPLEMENTARY CASH FLOWS DISCLOSURES
         1    Interest paid                                                        $        92,987   $        85,506
                                                                                   ================  ================
         2    Taxes paid                                                           $     1,113,959   $       323,275
                                                                                   ================  ================
         3    Issued 1,000,000 preferred shares and 20,284,810 common shares in
              February 2003 valued at $3,285,856 for the asset acquisition discussed in Note 4

         4 Issued 1,100,000 common shares valued at $1,633,000 for deferred consulting services in 2003

         5 Effective June 26, 2002, issued 8,538,943 common shares pursuant to an exchange agreement. The following amounts represent the non-cash portion of the transactions:

                  Deferred merger cost                                             $            --   $       386,800
                  Other                                                                         --             7,346
                                                                                   ----------------  ----------------
                                                                                   $            --   $       394,146
                                                                                   ================  ================

         6 Issued 1,200,000 common shares August 2, 2002, valued at $600,000 for consulting services

                The accompanying notes are an integral part of the consolidated financial statements.

                                                         F-8

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

1.      ORGANIZATION AND PRINCIPAL ACTIVITIES

        Internet Golf Association, Inc. ("Internet Golf"), a Nevada corporation, was formed on February 4, 1999 and was inactive until the reorganization. Effective May 7, 1999 and pursuant to a plan of reorganization, Internet Golf completed a reorganization transaction with and into Champion Ventures, Inc. ("Champion"), a Nevada corporation. Under the terms of the agreement, all of Internet Golf's outstanding stock was exchanged for 2,550,000 shares of Champion common stock and Internet Golf became a wholly owned subsidiary of Champion. Internet Golf has treated the transaction as a reverse merger for accounting purposes, as the Internet Golf shareholders had control of the combined entity before and after the transaction. Therefore, Internet Golf has treated the transaction as the acquisition of Champion. Internet Golf changed its name to IGAT, Inc.; Champion changed its name to Internet Golf Association, Inc.

        In an agreement dated December 18, 2001, Internet Golf Association agreed to acquire Harbin Three Bioengineering Limited, a limited liability company formed in the People's Republic of China ("PRC"). Under terms of the agreement, the Company had reversed split the stock 100 to 1, reduced the authorized shares to 20,000,000 shares and changed its name to American Oriental Bioengineering, Inc. (the "Company"). The Company's year-end is December 31. The Company also acquired Bestkey International, Ltd., a British Virgin Island Corporation. The Company treated this transaction as a reverse merger for accounting purposes.

        On December 18, 2001, our company and Harbin Three Happiness Bioengineering Co., Ltd. ("Harbin Bioengineering"), a company organized under the laws of the People's Republic of China, entered into an exchange agreement whereby we agreed to acquire 100% of the equity interest of Harbin Bioengineering through the exchange of 8,538,943 shares of restricted common stock, resulting in our ownership of Harbin Bioengineering. That transaction was a triangular merger with Bestkey International, Ltd, a British Virgin Island corporation, and was treated as a reverse merger for accounting purposes. That merger transaction was completed on June 26, 2002. Bestkey International, Ltd is an inactive company.

        The principal activities of Harbin Three are research, manufacture and sale of prescription and non-prescription health care products.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

2.      BASIS OF PRESENTATION

        The consolidated financial statements include the accounts of the Company, Bestkey International, Ltd., and Harbin Three Happiness Bioengineering Limited. All material inter-company accounts and transactions have been eliminated.

        The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

        Certain amounts in the prior year have been reclassified to conform to current year's presentation.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  ECONOMIC AND POLITICAL RISKS

        The Company faces a number of risks and challenges since its operations are in the PRC and its primary market is in the PRC.

B.  CASH AND CASH EQUIVALENTS

        The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks.

        The Company maintains no bank accounts in the United States of America.

C.  INVENTORIES

        Inventories are stated at the lower of cost or market on the first-in, first-out basis, and include raw materials and finished goods.

D.  PLANT AND EQUIPMENT

        Plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

        Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

        Buildings and leasehold improvements               2.5%
        Land use rights                             10% to 2.5%
        Machinery and equipment                             10%
        Vehicles                                            20%
        Office equipment and furnishings                    20%
        Other                                               20%

E.  IMPAIRMENT OF LONG-LIVED ASSETS

        In August 2001, the Financial Accounting Standards Boards ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144. Accounting for Impairment or Disposal of Long-Lived Assets. This pronouncement superceded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of and was required to be adopted on January 1, 2002. SFAS No. 144 retained the fundamental provisions of SFAS No. 121 as it related to assets to be held and used and assets to be sold. SFAS No. 144 requires impairment losses to be recorded on assets to be held and used by the Company when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale.

        The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as availability of suitable financing to fund acquisition and development activities. The realization of the Company's revenue producing assets is dependent upon future uncertain events and conditions, and accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated value. The Company did not have any impairment of long-lived assets for the years ended December 31, 2003 and 2002.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

F.  OTHER ASSETS

        Other assets are comprised of intangible assets such as licensing fees, which are amortized over the estimated useful life, generally twelve years.

G.  FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2003 and 2002 due to the relatively short-term nature of these instruments.

H.  ADVERTISING COSTS

        Advertising costs are expensed as incurred or the first time advertising takes place. Point of sale materials are accounted for as inventory and charged to expense as utilized.

I.  INCOME TAXES

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in the US and the PRC expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

J.  STATUTORY CAPITAL

        The Republic of China requires the Company to reserve a portion of its equity in the event of liquidation of the Company. Equity in the amount of $1,754,357 and $807,501 is restricted at December 31, 2003 and 2002.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

K.  FOREIGN CURRENCY TRANSLATION

        The Company maintains its books and accounting records in Renminb ("RMB"), the PRC's currency. Translation of amounts from RMB in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB8.30. No representation is made that RMB amounts could have been or could be, converted into US dollar at that rate. On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate").The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier's invoices, shipping documents and signed contracts.

L.  USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

M.  REVENUE RECOGNITION

        In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured

N.  SHIPPING AND HANDLING

        The Company does not receive revenue for shipping and handling to customers. Shipping and handling expenses incurred by the Company amounted to $493,744 and $321,886 for the years ended December 31, 2003 and 2002 respectively and are included in selling and marketing expenses in the accompanying consolidated statement of income.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

O.  STOCK-BASED COMPENSATION

        The Company recognizes compensation expenses for its stock options plan using the intrinsic value method of accounting. Under the terms of the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date, over the amount an employee must pay to acquire the stock. There were no option issued in 2003 and 2002.

        Stock-based compensation for service, for other than employees is accounted for in accordance with the provision of SFAS 123, Accounting For Stock
- Based Compensation. Accordingly, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value is then generally amortized over the term of the services. If the service period is not defined as an earlier or shorter period, the service period is presumed to be the vesting period.

P.  EMPLOYEES' BENEFITS

        Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

Q.  SEGMENTS

        The Company operates in one business segment, the development, production and sale of bioengineered and traditional Chinese medical products.

R.  EARNINGS PER SHARE

        Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Outstanding warrants at December 31, 2003 to purchase 1,110,000 shares of common stock were not included in the computation of diluted earnings per share because the exercise prices were greater than the average market price of the company's common stock.

S.  PROVISION FOR BAD DEBTS

        There was no provision for bad debts for the years ended December 31, 2003 and 2002.

T.  DEFERRED CONSULTING EXPENSES

        Deferred consulting expenses represent the deferred portion of cash issued for services at December 31, 2002 and stock-based compensation at December 31, 2003. Also see Note 3(o) above.

U. RESEARCH AND DEVELOPMENT

        Our engineer and technical staff are involved in the production of our products as well as on-going research. We do not segregate the portion of their salaries relating to research and development from the portion of their salaries relating to production. The total salaries are included in cost of sales. Other research is performed on a future profit sharing basis conducted by universities and research institutions.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

V.  RECENT PRONOUNCEMENTS

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of SFAS Statement No. 123, "Accounting for Stock Based Compensation" which provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock based-compensation and the related pro forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

        The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

        In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

        SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this SFAS is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this SFAS are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This SFAS shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

        In January 2003, and as revised in December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" "Interpretation No. 46"), an interpretation of Accounting Research Bulletin ("ARB") No. 51", "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through another interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

        Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

        Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation No. 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation No. 46 to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

        In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of Transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS 140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

        Management does not expect these recent pronouncements to have a material impact on the Company's consolidated financial position or results of operations.

W.      RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform to current year's presentation.

4.      PEPTIDE PROJECT ACQUISITION

        On October 15, 2002, the Company filed an Information Statement on
Schedule 14C reporting the issuance of 20,284,810 shares of common stock and 1,000,000 shares of Class A preferred stock in consideration for all of the ownership interest in the soybean protein peptide biochemical engineering project (the "Project") as described in the purchase agreement dated August 17, 2002 by Shujun Liu and the Company. Shujun Liu is the Company's chief executive officer, chairman of the Board of Directors and is also a significant shareholder of the Company. The shares were issued in February 2003.

        By acquiring the Project, among other assets, the Company acquired the ownership of the building housing the Project's manufacturing plant, manufacturing equipment and environmental control equipment. In addition the Company also received the right to produce the products that resulted from the Project as well as ownership rights on a pending patent in the PRC for the process of the extraction and production of soybean peptide. The acquisition price of $3,285,856 was based on the historical cost of the assets without the Company paying for the value of the intellectual property involved since the transaction was a related party transaction.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        The value of the common stock issued was $3,205,000 ($0.158 per share) and was based on the average of the closing price of the common stock for the five-day period immediately following the date of the purchase agreement. The Company valued the 1,000,000 shares of the Class A preferred stock at $1,000 based on:

             1. The Company has not registered any of the Class A preferred stock with the Securities and Exchange Commission and therefore there is no market for the stock. The shares are also not convertible into the Company's common stock.

             2. The par value of the stock, which was $ 0.001 per share, was used as the basis for the Company to value the organizing effort of Mr. Shujun Liu in putting up the soybean protein peptide project.

             3. With reference to the voting power represented by the Class A preferred stock, Mr. Shujun Liu, by the time the 1,000,000 class A preferred stocks were issued to him, owned more than 50% of the outstanding common stock of the Company and was the single largest majority shareholder. This implied that the 25% voting power represented by the Class A preferred stock did not create any additional value to Mr. Shujun Liu.

        The difference between the historical cost basis of the assets and the value of the consideration paid of $79,856 was treated as contributed capital in the consolidated balance sheet at December 31, 2003.

5.      PLANT AND EQUIPMENT

                                                      2003               2002
                                                      ----               ----
Buildings, leasehold improvements and
  land use rights                                   5,828,323   $     3,964,116
Machinery and equipment                             2,876,838         1,322,666
Motor vehicles                                        307,483           241,184
Furniture and fixtures                                121,046           118,271
Other                                                  97,385            97,583
                                              ---------------   ---------------
                                                    9,231,075         5,743,820
Less Accumulated depreciation:
Buildings, leasehold improvements and
  land use rights                                   1,000,615           862,699
Machinery and equipment                               605,446           323,047
Motor vehicles                                        195,984           168,104
Furniture and fixtures                                 94,827            76,875
Other                                                  69,381            52,377
                                              ---------------   ---------------
                                                    1,966,253         1,483,102
                                              ---------------   ---------------
Plant and equipment, net                      $     7,264,822   $     4,260,718
                                              ===============   ===============

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        All the Company's buildings are located in the PRC and the land is used pursuant to a land use right granted by the PRC for 10 to 50 years commencing in 1995. Effective January 1, 2003, the Company revised its estimate of the useful life of its building and leasehold improvements from 50 years to 40 years based on its current estimate of future net cash flows. This resulted in approximately $15,637 more in depreciation expenses for the year ended December 31, 2003 compared to 2002. Depreciation and amortization expenses relating to property, plant and equipment was $483,152 and $312,714 for the years ended December 31, 2003 and 2002, respectively.

6.      INTANGIBLE ASSET

                                                   2003               2002
                                              ---------------   ---------------
Cost - Licensing agreement                    $     1,084,337   $     1,084,337
Less : Accumulated amortization                       451,807           361,445
                                              ---------------   ---------------
Intangible asset, net                         $       632,530   $       722,892
                                              ===============   ===============

        Intangible asset, net, is included in other assets, net in the accompanying consolidated balance sheet at December 31, 2003 and 2002. Amortization expenses for the years ended 2003 and 2002 are $90,362 and $90,362 and are inclusion with intangible asset.

        Amortization expense for the next five years and thereafter is as follows:

                2004                          $        90,362
                2005                                   90,362
                2006                                   90,362
                2007                                   90,362
                2008                                   90,362
                Thereafter                            180,720
                                              ---------------
                Total                         $       632,530
                                              ===============

7.      INVENTORIES

                                                         DECEMBER 31
                                                   2003              2002
                                              ---------------   ---------------
           Raw materials                      $     2,342,372   $       430,413
           Finished goods                             204,438            65,336
                                              ---------------   ---------------
           Total Inventories                  $     2,546,810   $       495,749
                                              ===============   ===============

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

8.      OTHER RECEIVABLES

        Other receivables included due to related parties and advances to employees.

        Related parties included officers, directors and more than 5% shareholders of the Company. There was no receivable outstanding to any related party as of December 31, 2003

        Advances to employees included cash prepaid to employees for their travel, entertainment and transportation expenditures.

9.      BANK LOANS

        In August and November of 2002, the Company entered into one year, renewable loans with a bank for $481,928 and $963,855 respectively. The loans bear interest at 6.435% per annum. A related company has agreed to the bank to guarantee the loans until paid. In August and November of 2003, the loans were renewed. The amount due on the loans at December 31, 2003 and 2002 was $1,445,783. The loan is not collateralized by any of the Company's assets.

10.     INCOME TAXES

        The Company's income (loss) before income taxes was comprised of the following for the years ended December 31, 2003 and 2002:

                                                   2003              2002
                                              ----------------  ----------------
        United States                         $    (1,699,832)  $      (512,476)
        PRC                                         7,440,314         1,958,485
                                              ----------------  ----------------
                                                    5,740,482   $     1,446,009
                                              ================  ================

        Income taxes are calculated on a separate entity basis because consolidation of a U.S. parent and foreign subsidiary is not allowed for tax purposes. There currently is no tax benefit or burden recorded for the United States.

        The Company's effective tax rates for the years ended December 31, 2003 and 2002 were 19.8% and 22.0%, respectively.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        The provisions for income taxes for each of the two years ended December 31 are summarized as follows:

        PRC only:                                   2003              2002
                                              ---------------   ---------------
        Current                               $     1,113,959   $       318,752
        Deferred                                       24,677                --
                                              ---------------   ---------------
                                              $     1,138,636   $       318,752
                                              ===============   ===============

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the company's deferred tax assets and liabilities as of December 31, 2003 and 2002 are as follows:

Deferred tax assets:                               2003              2002
                                              ----------------  ----------------
Merger costs                                  $            --   $        43,352
Accounts receivable                                    52,150            29,379
Property, plant and equipment                              --             4,590
Inventory                                               6,330             6,332
Other                                                   8,850             4,999
Accounts payable                                       29,290                --
Net operating loss                                    714,643           174,000
Valuation allowance                                  (714,643)         (174,000)
                                              ----------------  ----------------
                                                       96,620            88,652
Deferred tax liabilities:

Accounts receivable                                        --            19,880
Inventory                                              18,181                --
                                              ----------------  ----------------
NET DEFERRED TAX ASSET                        $        78,439   $        68,772
                                              ================  ================

        The following is a reconciliation of the statutory income tax amount on income to the provision for income tax:

                                                For the year ended December 31
Deferred tax assets:                               2003              2002
                                              ----------------  ----------------
        PRC income tax at statutory rate      $     1,116,047   $       293,866
        Reconciling items:
        Permanent differences                          32,256            (9,458)
        Temporary differences                          (9,667)           34,344
                                              ----------------  ----------------
        Total provision for income taxes      $     1,138,636   $       318,752
                                              ================  ================

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        At December 31, 2003 the U.S. parent of the Company had a net operation loss carry-forward for income tax purposes of approximately $2,101,900 that expires from 2019 through 2023. For financial reporting purposes, a valuation allowance of approximately $714,600 has been recognized to offset the net deferred tax asset principally related to the net operating loss carry-forward. The valuation allowance increased by approximately $540,600 for the year ended December 31, 2003.

11.     SHAREHOLDERS' EQUITY

A.  PREFERRED STOCK

        The Company authorized 2,000,000 shares $.001 par value Class A Preferred Stock. The Class A Preferred Stock provides the holder(s) with aggregate voting rights constituting 25% of total voting rights in the company as well as a liquidation preference. In February 2003, the Company issued 1,000,000 shares of Class A preferred stock for the acquisition of the protein peptide project. See Note 4.

        The preferred shares have preference over common stock in terms of any liquidation or distribution of assets or retained earnings. No liquidation distribution can be made until the holders of the preferred stock receive the original value of their investment of $1,000 plus any accrued and unpaid dividends. There is no dividend provided for the outstanding preferred stock.

B.  INVESTMENT AGREEMENT

        On July 18, 2003, the Company entered into an investment agreement (the "Investment Agreement") with BH Capital Investment, LP and Excalibur Limited Partnership (the "Investors"). Under the terms of the Investment Agreement, the Investors agreed to invest up to $3.0 million to purchase the Company's common stock at a purchase price of 90% of the then prevailing market price with attached registration rights. In connection with the Investment Agreement, the Company granted stock purchase warrants to the investors to purchase a total of 450,000 shares of the Company's common stock at $0.30 per share. In addition, in accordance with the Investment Agreement, the Investors are entitled to receive from the Company a five year warrant (the "15% warrants") to purchase that number of shares of the Company's common stock of equal value to 15% of the value of the shares the Company puts to the Investors under the Investment Agreement and such warrants have an exercise price equal to 120% of the average of the closing bid price over the pricing period with provisions for cashless exercise at the Investors' option.

        On December 5, 2003, the Company and the Investors amended the Investment Agreement. The Investors waived their rights to the 15% warrants described above. However on January 30, 2004 the Company replaced the 15% warrants provision by granting the Investors warrants to purchase a total of 180,000 shares of the Company's common stock at $2.50 per share. Such warrants have the same terms and conditions as the 15% warrants.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

        Upon execution of the Investment Agreement, the Company issued non-returnable warrants to purchase 300,000 shares of the Company's common stock to FirsTrust Group, Inc. ("FirsTrust") or its designees for commitment and advisory fees. The warrants have an exercise price of $0.30 per share and a cashless exercise provision. The warrants are immediately exercisable and expire 5 years from the grant date. The warrants were valued using the Black-Scholes pricing model using the flowing assumptions: no expected dividend yield; volatility rate of 252%; risk free interest rate of 2.89% and expected life of 5 years, resulting in a total fair value of $555,000. The amount was expensed for the year ended December 31, 2003 and also resulted in an increase to additional paid-in capital by $555,000. None of these warrants have been exercised.

        In addition, as disclosed in the September 18, 2003 Form SB-2 filing with the Securities and Exchange commission, the Company agreed to issue five year warrants to FirsTrust to purchase 250,000 shares of the Company's common stock for every $1,000,000 the Company draws down on the Investment Agreement. The warrants have an exercise price of 120% of the average of the closing bid price over the pricing period and are exercisable immediately upon issuance. The Company has also agreed to pay a cash fee of 9% of the total investment and common stock of 2% of the total investment.

        The effectiveness of the warrants issued to the Investors and the issuance of the additional warrants, cash and common stock to FirsTrust are all contingent upon the September 18, 2003 Form SB-2 going effective and therefore since the September 18, 2003 Form SB-2 is not declared effective, and there is no certainty that it will be declared effective, the Company has not recorded the effects of the warrants, cash and common stock in the consolidated financial statements as of and for the year ended December 31, 2003.

C.  PROTEIN PEPTIDE PROJECT ACQUISITION

        In February 2003, the Company issued 20,284,810 shares of common stock and 1,000,000 shares of Class A preferred stock for the acquisition of the protein peptide project. See Note 4.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

D.  CONSULTING AGREEMENTS

        The Company entered in four consulting agreements with individuals effective October 1, 2003. A summary of the agreements is as follows:

1.  Agreement 1

        The individual will engage in research and development of bio-engineering technology on drugs and medicines that cure bed wetting disease, and the application of such research results in commercial productivity to enhance existing bed wetting curing medical products produced by the Company. The Company issued 300,000 shares of common stock to the individual for such services and valued them based on the closing market price of the Company's common stock ($1.97 per share) for a total value of $591,000. The Company is amortizing the expense over the term of the consulting agreement for 3 years, resulting in consulting expense of $49,250 for the year ended December 31, 2003 and deferred consulting expense of $541,750 at December 31, 2003.

2.  Agreement 2

        The individual will engage in marketing and sales channeling of the Company's products. The Company issued 400,000 shares of common stock to the individual for such services and valued them based on the closing market price of the Company's common stock ($1.97 per share) for a total value of $788,000. The Company's is amortizing the expense over the term of the consulting agreement for 3 years, resulting in consulting expense of $65,667 for the year ended December 31, 2003 and deferred consulting expense of $722,333 at December 31, 2003.

3.  Agreement 3

        The individual will engage in the review, implementation and monitoring of the internal central process of the Company's corporate governance system and other related issues. The Company issued 70,000 shares of common stock to the individual for such services and valued them based on the closing market price of the Company's common stock ($1.97 per share) for a total value of $137,900. The Company is amortizing the expense over the term of the consulting agreement of 3 years, resulting in consulting expense of $11,492 for the year ended December 31, 2003 and deferred consulting expense of $126,408 at December 31, 2003.

4.  Agreement 4

        The individual will engage in the execution of corporate finance projects and activities and other related issues. The Company issued 30,000 shares of common stock to the individual for such services and valued them based on the closing market price of the Company's common stock ($1.97 per share) for a total value of $59,100. The Company is amortizing the expense over the term of the consulting agreement of 1 year, resulting in consulting expense of $14,775 for the year ended December 31, 2003 and deferred consulting expense of $44,325 at December 31, 2003.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

12.     RELATED PARTY TRANSACTIONS

                 LOAN GUARANTEE

        The Company is affiliated with other companies through common ownership. As discussed in Note 9, one affiliated company provides a guarantee on all bank debts. There are no other related party transactions with these companies.

                 PURCHASE OF SOYBEAN PROTEIN PEPETIDE PROJECT

        The purchase of the Soybean Protein Peptide Project was a related party transaction; See Note 4.

                 RELATED PARTY PAYABLES AND RECEIVABLES

        In the ordinary course of the Company's operations, the Company advances cash to its executives for operating type activities such as travel and other related expenses. Additionally, Company executives, at times, also use their own funds for such expenses and then seek reimbursement from the Company. Since these amounts are due to/from related parties for the day to day operations of the Company, the changes in such amounts have been reflected in the accompanying consolidated statements of cash flows as operating activities.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

13.     CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

        The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

        The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments legal environments and foreign currency exchange.

        The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

14.     SUBSEQUENT EVENTS

A.  WARRANTS

        On January 30, 2004 certain warrants issued in connection with the Investment Agreement were replaced, See Note 11(B).

B.  EMPLOYMENT AGREEMENTS

        On March 24, 2004 the Company entered into employment agreements with its Chief Operations Officer, chief accounting and finance officer, vice president and chief executive officer effective October 1, 2003. The term of the agreements are from 3 to 5 years from the effective date and include base salaries for all of the agreements aggregating $367,000 per year. In addition to other provisions, the agreements provide for expense reimbursement limitations and for the grant of stock options quarterly. The exercise price for options to be granted is $2.00 per share. The number of options to be granted would be equal to the market price of the Company's common stock on the grant date minus the exercise price of the stock option to equal amounts ranging from $4,500 to $12,500 per quarter. The income statement for the year ended December 31, 2003 reflects the compensation paid under these agreements for the period from October 1, 2003 to December 31, 2003

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                   (FORMERLY INTERNET GOLF ASSOCIATION, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
--------------------------------------------------------------------------------

C.  STOCK OPTION PLAN

        In March 2004, our Board of Directors formally adopted the Plan, which was considered by the directors in late 2003. That Plan provides of the grant of options to purchase our common stock to our employees, officers, directors and consultants. Options may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, or non-qualified options. The Plan is presently administered directly by our Board of Directors. Subject to the provisions of the Plan, our board of Directors will determine who will receive stock options, the number of shares of common stock that may be covered by the option grants, the time and manner of exercise of options and exercise process, as well as any other pertinent terms of the options.

                               AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                        CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------

                                                       ASSETS
                                                       ------

                                                                                    September 30,       December
                                                                                        2004              2003
                                                                                   ---------------   ---------------
                                                                                      UNAUDITED
CURRENT ASSETS
     Cash and cash equivalents                                                     $     2,214,039   $     5,366,857
     Trade receivables                                                                   3,533,872         3,112,998
     Other receivable                                                                      425,511           143,809
     Notes receivables                                                                          --                --
     Inventory                                                                           4,495,426         2,546,810
     Prepayments for goods                                                                 321,081           868,458
     Advances to employees                                                                 123,283            55,116
     Deferred taxes                                                                         78,439            78,439
     Deferred merger costs                                                                   8,335            33,334
     Deferred consulting expenses                                                        1,937,243         1,569,442
                                                                                   ---------------   ---------------
     TOTAL CURRENT ASSETS                                                               13,137,229        13,775,263
                                                                                   ---------------   ---------------

PLANT AND EQUIPMENT, NET                                                                 6,903,876         7,264,822

DEPOSIT FOR MACHINERY                                                                      388,898                --

DEPOSIT FOR LEASEHOLD IMPROVEMENT                                                          386,000                --

DEPOSIT FOR ACQUISITION                                                                  7,228,916                --

OTHER ASSETS, NET                                                                          566,446           632,531

TOTAL ASSET                                                                        $    28,611,365   $    21,672,616

CURRENT LIABILITIES
     Accounts payable and accrued expenses                                         $     1,497,581   $     1,253,826
     Prepayments for materials                                                             231,998            76,593
     Bank loans                                                                          1,445,783         1,445,783
     Taxes payable                                                                         444,365           310,480
     Obligation under finance leases within one year                                         7,069             6,780
     Payable to related party                                                               92,426            43,243
                                                                                   ---------------   ---------------
     TOTAL CURRENT LIABILITIES                                                           3,719,222         3,136,705
                                                                                   ---------------   ---------------
LONG-TERM LIABILITIES
     Obligation under finance leases                                                        21,638            25,449
                                                                                   ---------------   ---------------
TOTAL LIABILITIES                                                                        3,740,860         3,162,154
                                                                                   ---------------   ---------------
SHAREHOLDERS' EQUITY
     Preferred stock, $0.001 par value; 2,000,000 shares
     authorized; 1,000,000 shares issued or outstanding
     at September 30, 2004 and December 31, 2003 respectively                                1,000             1,000

     Common stock, $0.001 par value, 60,000,000
     shares authorized: 33,631,827 and 32,725,827 shares outstanding
     at September 30, 2004 and December 31, 2003, respectively                              33,632            32,726

     Additional paid-in capital                                                         11,399,038        10,048,734
     Retained earnings
       Restricted portion                                                                  534,177           534,177
       Unrestricted portion                                                             12,902,658         7,893,825
                                                                                   ---------------   ---------------
TOTAL SHAREHOLDERS' EQUITY                                                              24,870,505        18,510,462
                                                                                   ---------------   ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $    28,611,365   $    21,672,616
                                                                                   ===============   ===============

                                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                                        F-28

                            AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                  (UNAUDITED)
---------------------------------------------------------------------------------------------------------------

                                                   3 months ended Sept.30,         9 months ended Sept.30,
                                                     2004          2003            2004                2003
                                                -------------   -------------   -------------   ---------------
SALES                                           $  7,372,555    $  5,426,568    $ 19,283,134        14,802,208

COST OF SALES                                      2,436,157       1,956,309       6,098,743         5,509,981
                                                -------------   -------------   -------------   ---------------
GROSS PROFIT                                       4,936,398       3,470,259      13,184,391         9,292,227

SELLING AND MARKETING EXPENSES                       508,477         440,322       1,537,631         1,144,636

ADVERTISING                                          728,802         420,987       2,336,006         1,593,682

GENERAL AND ADMINISTRATIVE EXPENSES                  892,701         882,504       2,757,745         1,655,667

MERGER COSTS                                           8,333           8,333          24,999            24,999

DEPRECIATION AND AMORTIZATION                        145,619         134,580         436,674           396,290
                                                -------------   -------------   -------------   ---------------
INCOME FROM OPERATIONS                             2,652,466       1,583,533       6,091,336         4,476,953

INTEREST, NET                                        (23,694)         (3,554)        (71,485)          (50,261)

OTHER INCOME/(EXPENSES)                               56,634            (679)         83,376            79,473
                                                -------------   -------------   -------------   ---------------
INCOME BEFORE INCOME TAXES                         2,685,406       1,579,300       6,103,227         4,506,165

INCOME TAXES                                         444,361         335,645       1,094,394           803,242
                                                -------------   -------------   -------------   ---------------
                                                $  2,241,045    $  1,243,655    $  5,008,833    $    3,702,923
                                                =============   =============   =============   ===============

NET INCOME PER SHARE                            $       0.07    $       0.04    $       0.15    $         0.13
    BASIC                                       $       0.07    $       0.04    $       0.15    $         0.13
    DILUTED

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
    BASIC                                         33,570,957      31,625,827      33,073,499        27,762,034
    DILUTED                                       33,594,477      33,237,240      33,097,224        28,777,621


                     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                      F-29

                               AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
                                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                     (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------

                                                                                         9 months ended Sep. 30,
                                                                                   ----------------------------------
                                                                                         2004              2003
                                                                                   ----------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                    $     5,008,833   $     3,702,923
     Adjustments to reconcile net income to net cash
         provided by operating activities:
     Depreciation and amortization                                                         436,674           396,290
     Stock option compensation expenses                                                     64,000                --
     Deferred merger cost                                                                   24,999            24,999
     Buy back of warrants                                                                   25,000                --
     Common stock for services                                                           1,287,210                --
     Amortization of deferred consulting expenses                                          691,299           225,000
     Common stock issued for deferred consulting                                        (1,059,100)               --
     Stock warrants issued                                                                      --           555,000
     Changes in operating assets and liabilities:
         Inventories                                                                    (1,948,616)       (2,911,535)
         Trade receivables                                                                (420,874)       (1,242,791)
         Other receivable                                                                 (281,702)          (26,042)
         Prepayments for goods                                                             547,377          (179,062)
         Due from related parties                                                               --           265,961
         Advances to employee                                                              (68,167)               --
         Trade payables and accrued expenses                                               218,755           476,682
         Prepayments for materials                                                         155,405            60,046
         Payable to related party                                                           49,183          (175,093)
         Income taxes payable                                                              133,885           344,334
                                                                                   ----------------  ----------------
Net cash provided by operating activities                                                4,864,161         1,516,712
                                                                                   ----------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of plant and equipment                                                        (9,643)          (69,380)
     Deposit for machinery                                                                (388,898)               --
     Deposit for leasehold improvement                                                    (386,000)               --
     Deposit for acquisition                                                            (7,228,916)               --
                                                                                   ----------------  ----------------
Net cash used in investing activities                                                   (8,013,457)          (69,380)
                                                                                   ----------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of finance leases                                                            (3,522)               --
     Proceeds from bank loan                                                               481,928                --
     Repayment of bank loan                                                               (481,928)               --
                                                                                   ----------------  ----------------
Net cash used in financing activities                                                       (3,522)               --
                                                                                   ----------------  ----------------

NET (DECREASE)/INCREASE IN CASH                                                         (3,152,818)        1,447,332
  AND CASH EQUIVALENTS

     Cash and cash equivalents, beginning of period                                      5,366,857         2,816,723
                                                                                   ----------------  ----------------

     Cash and cash equivalents, end of period                                      $     2,214,039   $     4,264,055
                                                                                   ================  ================
SUPPLEMENTARY CASH FLOWS DISCLOSURES

        1  Interest paid                                                           $        71,485   $        50,261
                                                                                   ================  ================
        2  Taxes paid                                                              $       313,172   $       344,334
                                                                                   ================  ================
        3  Issued 1,000,000 preferred shares and 20,284,810 common  shares in
           February 2003 valued at $3,285,856 for the assets acquisition.

        4 Issued 200,600 common shares in April 2004 valued at $97,210 for services performed.

        5 Issued 700,000 common shares in July 2004 valued at $1,189,300 for services performed.

                        SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                         F-30

             AMERICAN ORIENTAL BIOENGINEERING, INC AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                               SEPTEMBER 30, 2004
--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements of American Oriental Bioengineering, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2003 was derived from the audited consolidated financial statements included in the Company's Annual Report Form 10-KSB. These interim financial statements should be read in conjunction with that report.

Certain prior period amounts have been reclassified to conform to the current period's presentation.

NOTE 2 - NATURE OF COMPANY

On December 18, 2001, the Company and Harbin Bioengineering entered into an agreement whereby the Company acquired 100% of the equity interest of Harbin Bioengineering. As a result, Harbin Bioengineering became a wholly owned subsidiary of the Company (the "Acquisition"). The Company exchanged 8,538,943 shares of its common stock for that number of shares of Harbin Bioengineering that constitutes 100% of the equity interest of Harbin Bioengineering. On December 18, 2001, the directors and executive officers of the Company resigned and Shujun Liu was appointed Chairman of the Board of Directors and President of the Company. On June 26, 2002, the Acquisition became effective when the Company filed Articles of Exchange with the Secretary of State of Nevada.

On October 15, 2002, the Company filed a Information Statement of Schedule 14C reporting the issuance of 20,284,810 shares of common stock and 1,000,000 shares of class A preferred stock in consideration for all of the ownership interest in a soybean protein peptide biochemical engineering project (the "Project") as described in the purchase agreement, dated as of August 17, 2002 by Shujun Liu and the Company ("Purchase Agreement"). The value of the common stock issued was approximately $3,205,000, which was equivalent to $0.158 per share of common stock, the average of the closing price for the five-day period immediately following the date of the Purchase Agreement, i.e, from August 19, 2002 to August 23, 2002. By acquiring the Project, among other assets, the Company had also acquired the ownership of the building housing the Project's manufacturing plant, manufacturing equipment, and environmental control equipment the historical cost of which was approximately $3,205,000. In addition, the Company had also received the right to produce the products that resulted from the Project as well as ownership rights on a pending patent in PRC for the process of the extraction and production of soybean peptide. The shares were issued on February 22, 2003.

On April 16, 2004, the Company formed a subsidiary registered in Hong Kong, American Oriental Bioengineering (H.K.) Limited ("AOBOHK") to be wholly owned by Bestkey International Limited, a 100% subsidiary of the Company. The new subsidiary commenced operations in May 2004 and currently employs four individuals. This new subsidiary performs business development, sales and marketing and logistics services exclusively for the Company in Hong Kong and Asia.

On May 26, 2004, the Company signed a legally binding letter of intent to acquire Heilongjiang Songhuajiang Pharmaceutical Limited ("HSPL"), a Chinese state-owned pharmaceutical company. The letter of intent provides that the Company has the right to acquire all or part of the equity ownership in HSPL for a period of 90 days following the date of the execution of the letter of intent, subject to signing an acquisition agreement. The acquisition of HSPL can be completed only when the definitive acquisition agreement are signed by both parties and all the criteria are being met to the satisfaction of the board of directors of the Company. According to information provided by HSPL, which the Company has not verified, it has over 50 years of operations and is a well-known Chinese state-owned pharmaceutical company located in Heilongjiang province. It has approximately 500 employees and an in-house research and development team. All of HSPL's manufacturing facilities have been certified by the Chinese Government according to the GMP (Good Manufacturing Practices) standards. In addition, HSPL has an extensive line of antiviral products with more than 70 types of medicines, with delivery methods covering intravenous injection, tablet, capsule, powder, granule, and oral liquid. HSPL's flagship product, Shuanghuangliang Lyophilize Powder Injection, which is a product aimed at administering one of the traditional antiviral Chinese herbs to patients through intravenous injection. This product had some effect in fighting the SARS virus during the spring of 2003.

On September 8, 2004, the Company signed the Purchase Agreement relating to the acquisition of HSPL. The Company paid a deposit to acquire 100% equity ownership of HSPL of $7,229,000 and the Company will assume of HSPL's liabilities, including without limitation its existing bank loan with the outstanding balance of approximately $3,614,000. As a result of this transaction, AOBO will acquire all manufacturing assets, facilities, equipment, land and land use rights, raw material, inventories, intellectual properties and technical talents of HSPL.

The closing procedures are expected to be completed within forty five (45) days after the signing of the Purchase Agreement.

NOTE 3 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4 - STOCK BASED COMPENSATION

The Company's stock option plan is subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No 123, Accounting for Stock-Based Compensation. Under the provisions of this standard, employee stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, or the fair value method described in SFAS No. 123. The Company has elected to account for its employee stock-based awards under the provisions of APB Opinion No. 25. Under APB Opinion No. 25, compensation cost for stock options is measured as the excess, if any, of the fair value of the underlying common stock on the date of grant over the exercise price of the stock option.

Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income.

In June 2004, employment agreements for certain executive employees of the Company were amended to include a provision that if the Company's closing stock price was less than $2.00 on the last day of the quarter, the employees would not be entitled to their quarterly stock options. In quarters ending September 30 and June 30, 2004, the closing stock price on September 30, 2004 and June 30, 2004 was $1.35 and $1.75, respectively. According to the employment agreements as amended, no options were granted to the employees for those two respective quarters.

In the quarter ending March 31, 2004, the Company granted 23,704 stock options (which an exercise price of $2.00 per share, expire March 31, 2009 and vest immediately) to the directors covered by the stock option plan of the Company in accordance with the executive employee employment agreements the Company concluded with them. For the three months ended March 31, 2004, the Company recognized $32,000 of compensation expense for the difference between the closing market price of the Company's common stock on March 31, 2004 and the exercise price of $2.00.

There were no stock options granted to employees in 2003. The pro forma effect on net income and income per share relating to the 2004 stock option grants, net of the previously recognized intrinsic value expense are as follows:

                                                          Nine months ended
                                                         September 30, 2004
                                                        -------------------

Net income as reported                                          $ 5,008,833
Pro forma net income                                            $ 4,981,337

Income per share as reported                                         $ 0.15
Pro forma income per share                                           $ 0.15

Additionally, in accordance with the executive employment agreements, the Company was obligated to grant stock options to purchase 19,393 shares of the Company's common stock in the last quarter of 2003. The options vested immediately, are exercisable at $2.00 per share and expire December 31, 2008. Since the options were not physically granted until the establishment of the Company's stock option plan in March 2004, the Company had accrued for the compensation expense associated with the options at December 31, 2003 amounting to $32,000. In the first quarter 2004, the $32,000 was reclassified from accrued expenses to additional paid-in capital.

The fair value of options granted under the Company's stock option plans were estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

      Weighted average of expected risk-free interest rates            3.00%
      Expected years to exercise date                                     5
      Expected stock volatility                                       81.49%
      Expected dividend yield                                             0%

NOTE 5 - EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Basic and diluted earnings per share are calculated as follows:

                                                              NINE MONTHS ENDED
                                                                 SEPTEMBER 30
                                                              2004           2003
                                                          -----------    -----------
Earnings:
   Net income                                             $ 5,008,833    $ 3,702,923
   Dividend                                                        --             --
                                                          -----------    -----------
Income applicable to common shareholders                  $ 5,008,833    $ 3,702,923
                                                          ===========    ===========

Basic:
Income applicable to common shareholders                  $ 5,008,833    $ 3,702,923
Weighted average shares outstanding during the period      33,073,499     27,762,034
                                                          -----------    -----------
   Basic earnings per share                               $      0.15    $      0.13
                                                          ===========    ===========

Diluted:
Income applicable to common shareholders                  $ 5,008,833    $ 3,702,923
Weighted average shares outstanding during the period                     27,762,034
Effect of dilutive securities:
   Stock options                                                   --             --
   Warrants                                                    23,725      1,015,587
                                                          -----------    -----------
Diluted weighted common shares outstanding                 33,097,224     28,777,621
                                                          ===========    ===========

   Diluted earning per share                              $      0.15    $      0.13
                                                          ===========    ===========

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUTMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at June 30, 2004 and December 31, 2003 due to the relatively short-term nature of these instruments.

NOTE 7 - FOREIGN CURRENCY CONVERSION

The Company's financial information is presented in US dollars. People's Republic of China currency (Reminbi dollars) has been converted into US dollars at the exchange rate of 8.3 to 1.

NOTE 8 - NEW ACCOUNTING PRONOUNCEMENTS

In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin ("SAB") No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB 105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB 105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate.

The Company has not yet completed its evaluation of SAB 105, but does not anticipate a material effect on the consolidated financial statements.

NOTE 9 - NOTE RECEIVABLE

On March 1, 2004, the Company loaned to Heilongjiang Songhuajiang Pharmaceutical Limited ("HSPL") (an unrelated third party to the Company as of March 1, 2004) $2,409,639. The loan was initially due in August 2004 and bore interest at the prevailing best lending rate of the Bank of China on the first bank day of each month. HSPL pledged a patent as security for the loan. On September 1, 2004, at the request of HSPL, the Company extended the terms of borrowing for another 6 months.

On September 8, 2004, the Company signed the Purchase Agreement relating to the acquisition of HSPL. The loan to HSPL, upon the request of HSPL, was transferred to become part of the payment for the purchase price of the acquisition. As a result, the Company has ceased to accrue interest income on the note receivable after September 8, 2004 and starting from September 9, 2004, there was no more outstanding note receivable reflected in the accounting records of the Company. Also Note 2.

NOTE 10 - INCOME TAXES

Income taxes are provided on Harbin Three Happiness Bioengineering Limited in accordance with taxation principles currently effective in the People's Republic of China as it relates to the Company.

NOTE 11 - INVESTMENT AGREEMENTS AND WARRANTS

On July 22, 2003, the Company filed a Form 8-K current report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, to announce that BH Capital Investments, LP and Excalibur Limited Partnership (together, the "Investors") and the Company entered into an investment agreement (the "Investment Agreement"). On September 18, 2003, in conjunction with the Investment Agreement, the Company filed with the Securities and Exchange Commission (the "Commission") a Form SB-2 registration statement under the Securities Act of 1933 ("Registration Statement") to register the common stock and the warrants associated with the Investment Agreement and on April 14, 2004, the Company filed with the Commission a request to withdraw the September 18, 2003 registration statement, for reasons specified in that request. On December 30, 2003 and December 31, 2003 the Company filed separate registration statements also in connection with the Investment Agreement, as amended as of December 5, 2003, which have not become effective as of the end of the period covered by this quarterly report.

On June 3, 2004, the Company has signed Amendment No. 2 to the Investment Agreement, in which the Company and the Investors agreed to the following:

1.    Extension of the terms of the Investment Agreement to January 31, 2005

2.    Removal of minimum drawdown requirement of $750,000

3. The Investors agreed to waive all the registration rights (as previously provided for in the Registration Agreement associated with the Investment Agreement) relating to the warrants issued to the Investor in connection with execution of the Investment Agreement.

Furthermore, on June 30, 2004, the Company paid $25,000 to purchase back from unrelated third parties, as transferees of the Investors and/or FirsTrust Group, the warrants that were issued to the Investors and FirsTrust Group (the placement agent) in connection with the execution of the Investment Agreement and all subsequent Amendments to Investment Agreement.

NAME OF RECIPIENT                       NUMBER OF WARRANT    EXERCISE PRICE    DATE OF EXERCISE       EXPIRY DATE
-----------------                       -----------------    --------------    ----------------       -----------
BH Capital Investments, LP                  225,000              $ 0.3            Jul 18, 03          Jul 17, 08
Excalibur Limited Partnership               225,000              $ 0.3            Jul 18, 03          Jul 17, 08
FirsTrust Group, Inc.                       276,000              $ 0.3            Jul 18, 03          Jul 17, 08
BH Capital Investments, LP                   30,000              $ 2.5            Jan 1, 2004        Dec 31, 2008
BH Capital Investments, LP                   30,000              $ 2.5            Apr 1, 2004        Mar 31, 2009
BH Capital Investments, LP                   30,000              $ 2.5           July 1, 2004        June 30, 2009
Excalibur Limited Partnership                30,000              $ 2.5            Jan 1, 2004        Dec 31, 2008
Excalibur Limited Partnership                30,000              $ 2.5            Apr 1, 2004        Mar 31, 2009
Excalibur Limited Partnership                30,000              $ 2.5           July 1, 2004        June 30, 2009

The Company cancelled all the warrants purchased back and therefore, there were no warrants outstanding at September 30, 2004. As of September 30, 2004, the Company had not yet paid the $25,000 for the cancellation of warrants and such amount is included in accrued expenses at September 30, 2004.

NOTE 12 - SHAREHOLDERS' EQUITY

On April 7, 2004, the Company issued 206,000 shares of its restricted common stock to Focus Partners, LLP for them to provide investor relations services to the Company during 2002. Their services were terminated in early 2003 because of a dispute between the parties over the quality of the services. In early 2004, the Company reached a settlement with Focus Partners, LLC and 206,000 shares of restricted stock were issued in April 2004. The stock is restricted under the Securities Act of 1933, and such shares bear a legend under rule 144 of the Act and bear a restrictive legend or other restrictions on transfer or resale. The service agreement provided that the shares of common stock were to be issued at the end of each month during the service period. The 206,000 shares of restricted stock issued to Focus Partners, LLC were therefore valued based on the average of the closing share prices of the common stock at the end of each month during the service period. The total value of the shares was $97,210.

On July 9, 2004, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933 to register a total of 700,000 shares of common stock of the Company as compensation that related to the nine consulting agreements entered between the Company and several individuals effective July 1, 2004. The associated cost of the stocks issued value at $1.70 per share, representing the closing price of the Company's common stock on the agreement date, and is being amortized over the terms of each respective consulting agreement. The value of a total of 112,000 shares is being amortized over one year and the value of 588,000 shares is being amortized over 3 years. For the nine months ended September 30, 2004, the Company recorded consulting expenses of $130,900 and deferred consulting expense of $1,059,100 at September 30, 2004.

NOTE 13 - SUBSEQUENT EVENTS

On September 8, 2004, the Company signed a Purchase Agreement relating to the acquisition of HSPL, in connection with the legally binding letter of intent signed between the Company and HSPL on May 26, 2004. The Company's total consideration to acquire 100% equity ownership of HSPL consists of cash of $7,229,000 and the assumption of HSPL's liabilities, including without limitation its existing bank loan with the outstanding balance of approximately $3,614,000. As a result of this transaction, AOBO will acquire all manufacturing assets, facilities, equipment, land and land use rights, raw material, inventories, intellectual properties and technical talents of HSPL. As of September 30, 2004, the Company paid a deposit of $7,228,916 to HSPL for the acquisition.

THE CLOSING PROCEDURES ARE EXPECTED TO BE COMPLETED WITHIN FORTY FIVE (45) DAYS AFTER THE SIGNING OF THE PURCHASE AGREEMENT.

                     ======================================

                                16,500,000 Shares

                                  common stock

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                                   -----------

                                   PROSPECTUS

                                   -----------

                                December 20, 2004

                     ======================================

                                TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

PROSPECTUS SUMMARY................................    3
     About Our Company............................    3
     Our Recent Acquisition.......................    3
     About Our Revenues...........................    4
     About Our Products...........................    4
     The Offering.................................    5

RISK FACTORS......................................    6

USE OF PROCEEDS...................................   12

SELLING SHAREHOLDERS..............................   13
     Our Recent Private Placement.................   17

PLAN OF DISTRIBUTION..............................   17

MANAGEMENT........................................   19
     Directors and Executive Officers.............   19
     Employment Agreements........................   21

BUSINESS..........................................   22
     Our Products.................................   23
     Production Facilities and Equipment..........   24
     Regulatory Environment.......................   26
     Litigation...................................   26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS ..............   26

CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL
DISCLOSURE .......................................   33

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....   34

MARKET INFORMATION................................   34

DIVIDEND POLICY...................................   34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT ...................................   35

DESCRIPTION OF PROPERTY...........................   35

DESCRIPTION OF SECURITIES.........................   35
     Common Stock.................................   35
     Preferred Stock..............................   36
     Dividends....................................   36
     Warrants ....................................   36

INDEMNIFICATION OF OFFICERS, DIRECTORS
AND OTHERS .......................................   37

EXPERTS...........................................   37

TRANSFER AGENT....................................   38

LEGAL MATTERS.....................................   38

ADDITIONAL INFORMATION............................   38

FINANCIAL STATEMENTS..............................  F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 24. Indemnification of Officers and Directors.

         Pursuant to our company's Bylaws, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of our company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and we have the financial ability to honor the indemnity.

         ITEM 25. Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

           Registration Fee - Securities and Exchange Commission .............  $3,282.16
           Printing and Engraving ............................................     $0
           Legal Fees and Expenses (other than blue sky fees) ................     $*
           Accounting Fees ...................................................  $10,000*
           Blue Sky Fees and Expenses ........................................     $0
                                                                               -----------
           Total Estimated Expenses                                                $*
                                                                               -----------

         *Estimated

         ITEM 26. Recent Sales of Unregistered Securities.

         An Information Statement pursuant to Schedule 14C was filed on December 21, 2001 and an Amended Information Statement as Amendment No. 1 to Schedule 14C was filed on April 15, 2002 to announce the Registrant's issuance of the following shares of common stock in consideration for transferring all of their equity interest in Harbin Bioengineering to the Registrant:

           Tony Liu............................................     4,900,319
           Jun Min.............................................     1,206,228
           Lily Li.............................................     1,055,450
           Binsheng Li.........................................       376,946
           Hai Yu..............................................       100,000
           Yongxiang Chen......................................       100,000
           Zhengjun Zhu........................................       275,000
           Dijia Feng .........................................       180,000
           Xiaojin Wong........................................       152,000
           Hungia Zhou.........................................        70,000
           Ying Wang...........................................        70,000
           Tongfa Fong.........................................        33,000
           Dongtai Yang........................................        20,000

         Each of the above-listed individuals were issued their respective shares of the Registrant's common stock pursuant to Regulation S of the Securities Act, as amended.

         On October 20, 2003, we filed a Form S-8 Registration Statement under the Securities Act of 1933 to register an aggregate of 800,000 shares of our common stock issued to Haishan Wang, Xiangli Men, Lau Chak Wong and Tsz King Chan pursuant to the consulting agreements for services signed by AOBO and these consultants dated October 1, 2003. The consultant agreements for each consultant are summarized as follows:

   NAME              NUMBER OF SHARES   SERVICES TO BE PROVIDED TO AOBO
   ----              ----------------   -------------------------------

   HaiShan Wang          300,000        Mr. Wang will engage in research and
                                        development of bio-engineering
                                        technology on drugs and medicines that
                                        cure bed wetting disease; and the
                                        application of such research results in
                                        commercial production to enhance
                                        existing bed wetting curing medical
                                        products produced by AOBO. Jobs details
                                        include:

                                        a)    Gathering of data and information
                                              on the research of application of
                                              our existing bed wetting curing
                                              medicine in the treatment of bed
                                              wetting

                                        b)    Designing and planning the
                                              production work flow in the
                                              commercializing of research
                                              results and methodology in the
                                              testing and analyzing of bed
                                              wetting curing medicine

                                        c)    Implementing the operation
                                              procedures for production work
                                              flow developed in item (b).

   Xiangli Men           400,000        Ms. Men will engage in the marketing and
                                        sales channeling of our products
                                        including health supplements, medicines, health beverages and other related business, including the following:

                                        1.  Marketing:

                                        a)  Gather data and information on
                                            market research in Chinese markets
                                            for different cities and provinces
                                            through all of China

                                        b)  Formulate marketing strategies and
                                            tactics for launching and
                                            introducing Company's products in
                                            different cities and provinces over
                                            the whole China. Tasks related to
                                            marketing strategies include brand
                                            building, pricing formulation,
                                            target market identification,
                                            promotion plan and advertising
                                            strategies for health supplements,
                                            medicines and health beverages
                                            products

                                        c)  Implement the market strategies
                                            developed in item (b).

                                        2.  Sales channeling:

                                        a)  Establish sales channels in
                                            different cities and provinces
                                            through all of China

                                        b)  Identify suitable sales channels
                                            including hospitals, distributors
                                            and wholesalers for the products of
                                            our company. Formulate the
                                            distribution strategies for our
                                            company in these cities and
                                            provinces

                                        c)  Implement channeling strategies and
                                            overview of the operations and
                                            logistics involved in such
                                            implementation, including but not
                                            limited to operation procedures and
                                            controls, product delivery, cash
                                            collection procedures and monitoring
                                            of distributors

   Lau Chak Wong          70,000        Mr. Wong will engage in review,
                                        implementation and monitoring of the
                                        internal control process of Company's
                                        corporate governance system and other
                                        related issues including the following:

                                        1.  Phase I - review the existing
                                            internal control system:

                                        a)  Gather data and information on the
                                            existing internal control system for
                                            Harbin headquarter and branch
                                            offices located in different cities
                                            and provinces throughout China

                                        b)  Evaluate the existing system and
                                            make recommendations and redesign
                                            some of the internal control
                                            processes if applicable.

                                        2.  Phase II - Implement the recommended
                                            processes

                                        a)  Establish the implementation plan
                                            for the internal control processes
                                            recommended

                                        b)  Evaluate the feasibility of the
                                            implementation plan and implement
                                            the internal control system as
                                            planned

                                        c)  Evaluate the results and the
                                            effectiveness of the processes
                                            subsequent to the implementation

                                        3.  Phase III - Monitor the execution
                                            and on-going compliance to the new
                                            processes

   Tsz King Chan          30,000        Mr. Chan will engage in the execution of
                                        corporate finance projects and
                                        activities of AOBO and other related
                                        issues regarding the following:

                                        1.  Assist in planning and provide data
                                            / information to management in
                                            formulating corporate finance
                                            strategies and corporate
                                            developments.

                                        2.  Assist in implementation of
                                            corporate finance strategies
                                            developed

                                        3.  Assist in implementation and
                                            executions of other ad hoc financial
                                            projects undertaken by our company
                                            from time to time

         On October 21, 2003, we had issued 300,000 shares of restricted stocks to Mid-Continental Securities Corp. and its designees pursuant to a consultant agreement signed by Mid-Continental Securities Corp. and AOBO. AOBO engaged Mid-Continental Securities Corp. as a consultant to advise AOBO from time to time on the operations of AOBO, including but not limited to consulting with respect to marketing and promotion of Chinese domiciled companies in the United States with individual shareholders and potential investors, coordination with various market makers, and IR companies, marketing of our products in the United States, Europe and Brazil, press releases, market strategies, strategic relationships and alliances, coordination with various partners in the United States and such other matters as AOBO and the consultant mutually agreed upon for a period of one year beginning May 14, 2003 and terminating May 13, 2004. In consideration for the consulting services rendered and to be rendered by the consultant, we agreed to issue to the consultant 300,000 shares of our common stock which were restricted under the Securities Act of 1933 such shares bear a legend under rule 144 of the Act and bear a restrictive legend or other restrictions on transfer or resale.

         On June 2, 2002, the Registrant entered into consulting agreements for services with Zhang Bing Xiao, Bai Cao and Koa Yu Min. The terms of these agreements are summarized below.

         On June 2, 2002, the Registrant issued 300,000 shares of its common stock to Zhang Bing Xiao. Mr. Xiao researched and reported on the market for our products and those of our competitors. In light of the conclusions, he formulated the Registrant's sales strategies, promotional and sale campaigns. These shares of common stock were issued to Mr. Xiao pursuant to Regulation S of the Securities Act, as amended, and were registered on Form S-8 filed with the Commission on July 15, 2002.

         On June 2, 2002, the Registrant issued 450,000 shares of its common stock to Bai Cao. Mr. Cao conducted research and development in the field bio-engineering technology, health supplement and food products. He performed research to the application of such results to commercial production. These shares of common stock were issued to Mr. Xiao pursuant to Regulation S of the Securities Act, as amended, and were registered on Form S-8 filed with the Commission on July 15, 2002.

         The Registrant issued 450,000 shares of its common stock to Kou Yu Min. Mr. Min provided expertise on the production work flow for the manufacturing of cancer-treatment products that employs protein peptide. He developed solutions to problems that arose in connection with the manufacture of such products. These shares of common stock were issued to Mr. Xiao pursuant to Regulation S of the Securities Act, as amended, and were registered on Form S-8 filed with the Commission on July 15, 2002.

         On December 18, 2001, the Registrant issued 100,000 shares of its common stock to Patricia Johnston in exchange for Mrs. Johnston agreeing to serve as a consultant to the Registrant for a three-year term. These shares of common stock were issued to Mrs. Johnston pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 39,000 shares of restricted common stock to Christopher Dieterich in exchange for legal services provided by Mr. Dieterich. These shares of common stock were issued to Mr. Dieterich pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 439,000 shares of restricted common stock to Zenith Petroleum Corporation in conversion of $87,800 debt owed by the Company to Zenith. These shares of common stock were issued to Zenith pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 100,000 shares of its restricted common stock to Triton Private Equities Fund in conversion of debt owed by the Company to Triton. These shares of common stock were issued to Triton pursuant to Section 4(2) of the Securities Act of 1933.

         On December 18, 2001, the Registrant issued 160,000 shares of its restricted common stock to Mid-Continental Securities Corp. for its services in arranging the Acquisition. These shares of common stock were issued to Mid-Continental pursuant to Section 4(2) of the Securities Act of 1933.

         On January 3, 2000, the Registrant issued warrants to purchase 40,000 shares of its common stock to outside consultants pursuant to various agreements. The warrants, which have exercise prices ranging from $1.83 to $2.00, vested immediately and were exercisable through January 1, 2002. On December 18, 2001, the Registrant entered into an agreement with Harbin Bioengineering whereby the Registrant agreed to acquire 100% of the equity interest of Harbin Bioengineering. In connection with the acquisition, these warrants were cancelled.

         On March 1, 2000, the Registrant issued warrants to purchase 19,000 shares of its common stock to outside consultants pursuant to a consulting agreement. The warrants, which have an exercise price of $2.00, vested immediately and were exercisable through March 1, 2002. On December 18, 2001, the Registrant and Harbin Bioengineering entered into an agreement whereby the Registrant agreed to acquire 100% of the equity interest of Harbin Bioengineering. In connection with the acquisition, these warrants were cancelled.

         On February 24, 2000, the Registrant issued 2,000 restricted shares and warrants to purchase 200,000 shares of its common stock to directors. The warrants, which have an exercise price of $1.00, vested immediately and were exercisable through February 24, 2002. On December 18, 2001, the Registrant entered into an agreement with Harbin Bioengineering whereby the Registrant agreed to acquire 100% of the equity interest of Harbin Bioengineering. In connection with the acquisition, these warrants were cancelled.

         On August 14, 2000, the Registrant issued 332,200 shares of its common stock at $1.00 to its attorney for services rendered, and to an independent consultant for services rendered or to be rendered. These shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933.

         ITEM 27. Exhibits.

         The following exhibits are included as part of this Registration Statement.

Exhibit No.      Description
-----------      -----------

3.1 Amendment and Restatement of Articles of Incorporation of American Oriental Bioengineering, Inc.

3.2 Bylaws of American Oriental Bioengineering, Inc. (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004)

4.1 American Oriental Bioengineering, Inc. 2003 Stock Option Plan (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

5.1               Legal opinion of Beckley Singleton CHTD, attorneys at law.

10.1 Subscription Agreement, dated as of November 23, 2004, between the Company and the Subscribers.

10.2 Purchase Agreement, dated as of September 8, 2004, between the Company and HSPL (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on September 14, 2004).

10.3 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Tony Liu (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.4 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Lily Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.5 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Jun Min (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.6 Employment Agreement, dated as of March 24 2004, between American Oriental Bioengineering, Inc. and Binsheng Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.7 Joint R&D Agreement, dated October 18, 2002, between Harbin Three Happiness Bioengineering Co., Ltd. and Heilongjiang Chinese Medical University

10.8 Agreement, dated June 20, 2003, between Harbin Three Happiness Bioengineering Co., Ltd. and Drug clinical Study base under Harbin University of Medial Sciences

10.9 Joint R&D Cooperation Agreement, dated January 8, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Ocean Research Institute of the Chinese Academy of Sciences

10.10 Technical Support Contract, dated September 10, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Medical Plants Research Institute

10.11 Technical Service Agreement on June 21, 2000, between Harbin Three Happiness Bioengineering Co., Ltd. and Ecological Research Institute of Chinese Academy of Sciences

16 Letter on Change in Certifying Accountant (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on February 13, 2004).

21.1              Subsidiaries of the Registrant.

23.1              Consent of Thomas Leger & Co, LLP, Independent Certified
                  Public Accountants.

23.2 Consent of Weinberg & Company, P.A., Independent Certified Public Accountants.

23.3              Consent of Beckley Singleton CHTD.

         ITEM 28. Undertakings.

         The undersigned Registrant hereby undertakes the following:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement, or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Nevada, the Articles of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harbin, People's Republic of China, on the date specified below.

         Dated: March 14, 2005

                                       AMERICAN ORIENTAL BIOENGINEERING, INC.

                                      By: /s/ Tony Liu
                                          -----------------------------------
                                          Name: Tony Liu
                                          Title: Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of American Oriental Bioengineering, Inc., do hereby constitute and appoint Tony Liu, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                                   DATE
---------                   -----                                   ----

/s/ Tony Liu                Chairman and Chief Executive Officer    March 14, 2005
-----------------------
Tony Liu

/s/ Lily Li                 Chief Financial Officer                 March 14, 2005
-----------------------     Chief Operations Office, Director
Lily Li

/s/ Jun Min                 Director, Vice President                March 14, 2005
-----------------------
Jun Min

/s/ Binsheng Li             Director, Chief Accounting Officer      March 14, 2005
-----------------------
Binsheng Li

                                  EXHIBIT INDEX

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

        The following exhibits are included as part of this Registration Statement.

EXHIBIT NO.      DESCRIPTION
-----------      -----------

3.1 Amendment and Restatement of Articles of Incorporation of American Oriental Bioengineering, Inc.

3.2 Bylaws of American Oriental Bioengineering, Inc. (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004)

4.1 American Oriental Bioengineering, Inc. 2003 Stock Option Plan (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

5.1               Legal opinion of Beckley Singleton CHTD, attorneys at law.

10.1 Subscription Agreement, dated as of November 23, 2004, between the Company and the Subscribers.

10.2 Purchase Agreement, dated as of September 8, 2004, between the Company and HSPL (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on September 14, 2004).

10.3 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Tony Liu (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.4 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Lily Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.5 Employment Agreement, dated as of March 24, 2004, between American Oriental Bioengineering, Inc. and Jun Min (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.6 Employment Agreement, dated as of March 24 2004, between American Oriental Bioengineering, Inc. and Binsheng Li (incorporated by reference to the Report on Form 10KSB, Commission File No.000-29785, filed with the Commission on April 15, 2004).

10.7 Joint R&D Agreement, dated October 18, 2002, between Harbin Three Happiness Bioengineering Co., Ltd. and Heilongjiang Chinese Medical University

10.8 Agreement, dated June 20, 2003, between Harbin Three Happiness Bioengineering Co., Ltd. and Drug clinical Study base under Harbin University of Medial Sciences

10.9 Joint R&D Cooperation Agreement, dated January 8, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Ocean Research Institute of the Chinese Academy of Sciences

10.10 Technical Support Contract, dated September 10, 1999, between Harbin Three Happiness Bioengineering Co., Ltd. and Medical Plants Research Institute

10.11 Technical Service Agreement on June 21, 2000, between Harbin Three Happiness Bioengineering Co., Ltd. and Ecological Research Institute of Chinese Academy of Sciences

16 Letter on Change in Certifying Accountant (incorporated by reference to the Report on Form 8K, Commission File No.000-29785, filed with the Commission on February 13, 2004).

21.1              Subsidiaries of the Registrant.

23.1              Consent of Thomas Leger & Co, LLP, Independent Certified
                  Public Accountants.

23.2 Consent of Weinberg & Company, P.A., Independent Certified Public Accountants.

23.3              Consent of Beckley Singleton CHTD.